Exhibit 10.1

EXECUTION VERSION

AMERICAN HONDA FINANCE CORPORATION

364-DAY CREDIT AGREEMENT

Dated as of February 20, 2026

MUFG BANK, LTD.,

as Administrative Agent and Auction Agent

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK, N.A.,

and

MIZUHO BANK, LTD.,

as Documentation Agents

and

MUFG BANK, LTD.,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

and

MIZUHO BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A   Form of Committed Loan Note

Exhibit B   Form of Money Market Note

Exhibit C   Form of Money Market Quote Request

Exhibit D   Form of Invitation for Money Market Quotes

Exhibit E   Form of Money Market Quote

Exhibit F   Form of Money Market Quote Accept/Reject Letter

Exhibit G   Form of Officer’s Certificate of Borrower

Exhibit H   Form of Opinion of Mori Hamada & Matsumoto

Exhibit I   Form of Transfer Supplement

Schedule

Schedule 1   Commitments

364-DAY CREDIT AGREEMENT dated as of February 20, 2026 (including the Exhibits and Schedule hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), among AMERICAN HONDA FINANCE CORPORATION, a California corporation (the “Borrower”); each of the Banks party hereto; and MUFG BANK, LTD. (“MUFG”), as Administrative Agent and Auction Agent.

WHEREAS, the Borrower desires that the Banks commit to make loans to the Borrower, subject to Section 2.10, in an aggregate principal amount not exceeding $2,833,333,333.34 at any one time outstanding for the general corporate purposes of the Borrower and the Banks are prepared to make such loans upon the terms hereof; and

WHEREAS, subject and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facility provided for herein.

NOW THEREFORE IT IS AGREED:

Section 1. Definitions and Accounting Matters.

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Absolute Rate Auction” shall mean a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

“Additional Commitment Bank” shall have the meaning assigned to that term in Section 2.10(c).

“Additional Costs” shall have the meaning assigned to that term in Section 6.1(a).

“Additional Extending Bank” shall have the meaning assigned to that term in Section 2.8(d).

“Administrative Agent” shall mean MUFG, in its capacity as administrative agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Administrative Office” shall mean the office of the Administrative Agent, located at 1221 Avenue of the Americas, New York, New York 10020-1104, or such other address as the Administrative Agent may from time to time notify the Borrower and the Banks.

“Administrative Questionnaire” shall mean, with respect to each Bank, an Administrative Questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Advance Date” shall have the meaning assigned to that term in Section 5.6.

“Affected Bank” shall have the meaning assigned to that term in Section 6.6.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Loan” shall have the meaning assigned to that term in Section 6.4.

“Affected Type” shall have the meaning assigned to that term in Section 6.4.

“Affiliate” shall mean, when used with respect to any Person, another Person that controls or is controlled by or is under common control with such Person. As used in this definition, “control” or “controlled” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or ownership interests, by contract or otherwise).

“Agents” shall mean the Administrative Agent, the Auction Agent, the Syndication Agent and the Documentation Agents.

“Agreement” shall have the meaning assigned to that term in the preamble.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lending Office” shall mean, for each Bank and for each type of Loan, the office for notices to, or the lending office of, such Bank (or of an Affiliate of such Bank) designated for such type of Loan in the Administrative Questionnaire submitted by such Bank or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Borrower as the office at which its Loans of such type are to be made and maintained.

“Applicable Margin” shall mean, for any day, the percentage set forth below which corresponds to the Borrower’s Rating Level for such day:

Borrower’s Rating Level	Applicable Margin for Base Rate Loans	Applicable Margin for Term SOFR Loans and Daily Simple SOFR Loans
1	0.00%	0.595%
2	0.00%	0.710%
3	0.00%	0.825%
4	0.00%	0.930%
5	0.035%	1.035%
6	0.140%	1.140%

“Auction Agent” shall mean MUFG, in its capacity as auction agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Authorized Officer” shall mean, relative to any Credit Party, either its chairman, one of its vice chairmen, a representative director, its president, one of its vice presidents or its treasurer, and either its secretary or one of its assistant treasurers or assistant secretaries or by such other Person as may be authorized by the Board of Directors or equivalent body of such Credit Party, whose signatures and incumbency shall have been certified to the Administrative Agent and the Banks pursuant to Section 7.1(a)(ii) or pursuant to a certificate delivered to the Banks after the Effective Date in form and substance satisfactory to the Administrative Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 6.2(f).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, rule, regulation or requirement for such EEA Member Country as described in the EU Bail-In Legislation Schedule from time to time;

(b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings); and

(c) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect or any successor thereto.

“Banks” shall mean each of the banks and the other financial institutions from time to time party to this Agreement (including Purchasing Banks that become Banks pursuant to Section 13.5), and unless the context shall otherwise require, the term “Banks” shall include Additional Commitment Banks and Additional Extending Banks.

“Base Rate” shall mean for each day of determination, the highest of (a) the Federal Funds Rate for such day plus 1⁄2 of 1%, (b) the Wall Street Journal Prime Rate for such day and (c) Term SOFR for a one-month tenor plus 1% (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. Notwithstanding the foregoing, if the Base Rate as so determined shall ever be less than the Floor, then the Base Rate shall be deemed to be the Floor.

“Base Rate Loans” shall mean Committed Loans which bear interest at a rate based upon the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning assigned to that term in the definition of “Term SOFR” in this Section 1.1.

“Benchmark” shall mean, initially, Term SOFR or Daily Simple SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or Daily Simple SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 6.2.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in U.S. Dollars.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been (or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been) determined and announced by or on behalf of the administrator or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) (or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof)) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to such Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) (or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof)) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) (or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof));

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System of the United States (or any successor), the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) (or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof)) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not (or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not), or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 6.2 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 6.2.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall have the meaning assigned to that term in Section 13.19.

“Borrower” shall have the meaning assigned to that term in the preamble.

“Borrower’s Debt Ratings” shall mean the higher of the ratings of the Index Debt of the Borrower assigned by Moody’s and S&P; provided, however, if such ratings are more than one rating grade apart, “Borrower’s Debt Ratings” shall mean the rating that is one rating grade lower than the higher of such rating grades; provided, that if either Moody’s or S&P shall not have in effect a rating for the Borrower’s Index Debt, then the Applicable Margin shall be determined based on the rating of the Borrower’s Index Debt by such other agency, provided, further, if no rating is available, then the applicable Borrower’s Rating Level shall be level 6.

“Borrower’s Rating Level” shall mean the number set forth below in the column “Borrower’s Rating Level” which corresponds to the Borrower’s Debt Ratings. Each change in the Borrower’s Rating Level shall take effect at the time of the applicable change in the Borrower’s Debt Ratings.

Borrower’s Rating Level	Borrower’s Debt Ratings
	Moody’s	S&P
1	Aa3 or greater	AA- or greater
2	A1	A+
3	A2	A
4	A3	A-
5	Baa1	BBB+
6	Baa2 or lower	BBB or lower

“Business Day” shall mean any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.

“Committed Loan Note” shall have the meaning assigned to that term in Section 2.6(a).

“Committed Loans” shall mean the loans provided for by Section 2.1 including a Committed Loan converted to a Term Loan pursuant to Section 2.8(g). Unless the context otherwise requires, the term “Committed Loans” shall also include Loans made by Additional Extending Banks pursuant to Section 2.8.

“Commitment” shall mean, as to each Bank, the amount set forth opposite such Bank’s name on Schedule 1 hereto under the caption “Commitment” (as the same may be reduced pursuant to Sections 2.2 and 6.6(b) or terminated pursuant to Sections 2.2 and 11 or as otherwise adjusted from time to time to give effect to assignments made in accordance with Sections 13.5(c) and 6.6(b)). Unless the context otherwise requires, the term “Commitment” shall also include Commitments made by Additional Extending Banks pursuant to Section 2.8(d) and Additional Commitment Banks pursuant to Section 2.10(c).

“Commitment Extension Effective Date” shall have the meaning assigned to that term in Section 2.8(e).

“Commitment Termination Date” shall mean, subject in all cases, to the date the Commitments or this Agreement are cancelled or terminated pursuant to the terms hereof, the later of (a) February 19, 2027 and (b) if maturity is extended upon the request of the Borrower pursuant to Section 2.8(a), such extended maturity date as determined pursuant to such Section; provided, that with respect to any Non-Extending Bank, the Commitment Termination Date shall mean the later of (x) February 19, 2027 and (y) only if such Non-Extending Bank extended the maturity of its Commitments for one year pursuant to Section 2.8, such extended maturity date determined pursuant to such Section; provided, further, that if the Commitment Termination Date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Conforming Changes” shall mean, with respect to the use or administration of any initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 6.5 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Consolidated Net Tangible Assets” shall have the meaning assigned to that term in Section 10.1(b)(i).

“Covered Entity” shall have the meaning assigned to that term in Section 13.19.

“Credit Documents” shall mean this Agreement, including the schedule and exhibits hereto, and any agreements entered into in connection with the commercial lending facility made hereunder, including the Notes and the HMC Support Agreement.

“Credit Exposure” shall have the meaning assigned to that term in Section 13.5(b).

“Credit Party” shall mean the Borrower and HMC.

“Daily Simple SOFR” shall mean, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (ii) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s website, and (b) the Floor. If by 5:00 p.m. (Eastern time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days (in which case Daily Simple SOFR shall be deemed to be unavailable). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loans” shall mean Committed Loans which bear interest at a rate based upon Daily Simple SOFR.

“Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person as lessee which shall have been or should be recorded as capital leases, (c) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under interest rate and currency exchange, collar, cap, swap or similar agreements, (e) all Debt of others secured by a Lien on any property or asset of such Person, whether or not such Debt is assumed by such Person and (f) all Debt of others of the kinds referred to in clauses (a) through (e) above guaranteed by such Person. For the avoidance of doubt, any obligations in respect of Securitization Transactions that would be characterized as indebtedness under generally accepted accounting principles shall be treated as “Debt” hereunder.

“Debtor Relief Law” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean an Event of Default or an event, act or condition which with notice or lapse of time or both would become an Event of Default.

“Default Right” shall have the meaning assigned to that term in Section 13.19.

“Defaulting Bank” shall mean, subject to Section 2.9(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within two Business Days of the date when due, and such failure is continuing, unless the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.9(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Bank promptly following such determination.

“Documentation Agent” shall mean each of Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A. and Mizuho Bank, Ltd., in their capacity as documentation agents for the Banks hereunder, and their respective successors and assigns in such capacity. The Documentation Agents shall have no rights, duties, obligations, or responsibilities beyond those of a Bank.

“Dollars” and “$” shall mean lawful money of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean February 20, 2026; provided, that the conditions set forth in Section 7.1 of this Agreement have been satisfied or waived.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and, unless the context otherwise requires, the regulations thereunder.

“ERISA Affiliate” shall mean any member of a “controlled group of corporations” or two or more “trades or businesses under common control” (as such terms are defined, respectively, in Sections 414(b), (c), (m) and (o) of the Internal Revenue Code and the regulations thereunder) of which the Borrower or any Subsidiary is a party.

“Erroneous Payment” shall have the meaning assigned to that term in Section 12.13.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to that term in Section 11.

“Excess Amount” shall have the meaning assigned to that term in Section 6.6(b).

“Excess Bank” shall have the meaning assigned to that term in Section 6.6(b).

“Existing Facility” shall mean the credit facility provided under the $3,500,000,000 364-Day Credit Agreement dated as of February 25, 2022 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time through the Effective Date) among the Borrower, each of the financial institutions party thereto and MUFG, as administrative agent.

“Existing Termination Date” shall have the meaning assigned to that term in Section 2.8(a).

“Extending Bank” shall have the meaning assigned to that term in Section 2.8(e).

“Facility Fee” shall have the meaning assigned to that term in Section 2.7.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Floor” shall mean a rate of interest equal to 0%.

“generally accepted accounting principles” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” shall mean any nation (including Japan and the United States) or government, any state or agency, instrumentality or other political subdivision thereof, including any central bank or comparable agency, and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Bank” shall have the meaning assigned to that term in Section 13.5(f).

“HMC” shall mean Honda Motor Co., Ltd., a corporation organized under the laws of Japan, and its successors and assigns.

“HMC Support Agreement” shall mean the Keep Well Agreement dated September 9, 2005 between HMC and the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement.

“Indemnified Party” shall have the meaning assigned to that term in Section 13.3(b).

“Index Debt” shall mean the Borrower’s senior, unsecured, long-term indebtedness for borrowed money that has no credit enhancement other than the HMC Support Agreement.

“Information Memorandum” shall mean the Confidential Information Memorandum from January 2026 relating to the Borrower and the transactions contemplated under this Agreement, as amended, supplemented, amended and restated or otherwise modified through the Effective Date.

“Interest Period” shall have the meaning assigned to that term in Section 4.3.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Company Act” shall have the meaning assigned to that term in Section 8.12.

“Invitation for Money Market Quotes” shall mean an Invitation for Money Market Quotes substantially in the form of Exhibit D.

“Joint Lead Arrangers and Joint Bookrunners” shall mean each of MUFG, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC, BNP Paribas Securities Corp, Citibank, N.A. and Mizuho Bank, Ltd., in their capacity as joint lead arrangers and joint bookrunners for the Banks hereunder, and their respective successors and assigns in such capacity. The Joint Lead Arrangers and Joint Bookrunners shall have no rights, duties, obligations, or responsibilities beyond those of a Bank.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever in respect of any assets or property, to secure payment of a debt or performance of an obligation.

“Loan” shall mean a Committed Loan including a Committed Loan converted to a Term Loan pursuant to Section 2.8(g) or a Money Market Loan.

“Margin Stock” shall have the meaning applicable thereto under Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, on the ability of any Credit Party to fulfill its obligations under any Credit Document to which it is a party, or on the enforceability of any Credit Document.

“Money Market Absolute Rate” shall have the meaning assigned to that term in Section 2.3(d)(ii)(D).

“Money Market Absolute Rate Loan” shall mean a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Loan” shall mean a Money Market Term SOFR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” shall have the meaning assigned to that term in Section 2.3(d)(ii)(C).

“Money Market Note” shall have the meaning assigned to that term in Section 2.6(b).

“Money Market Quote” shall mean an offer, substantially in the form of Exhibit E, by any Bank to make a Money Market Loan in accordance with Section 2.3.

“Money Market Quote Request” shall mean a Money Market Quote Request substantially in the form of Exhibit C.

“Money Market Term SOFR Loan” shall mean a loan made or to be made by a Bank pursuant to a Term SOFR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 6.2 or Section 6.4).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MUFG” shall have the meaning assigned to that term in the preamble.

“Non-Excess Bank” shall have the meaning assigned to that term in Section 6.6(b).

“Non-Excluded Taxes” shall have the meaning assigned to that term in Section 6.7(a).

“Non-Extending Bank” shall have the meaning assigned to that term in Section 2.8(b).

“Nonrecourse”, in respect of the Borrower or any Subsidiary and any Securitization Transaction, shall mean that the Borrower, or such Subsidiary, as the case may be, has no obligation in respect of any payment due on such Securitization Transaction other than Permitted Securitization Obligations.

“Non-U.S. Bank” shall have the meaning assigned to that term in Section 6.7(b).

“Notes” shall mean the promissory notes provided for by Section 2.6.

“Notice of Default” shall have the meaning assigned to that term in Section 12.3.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, with respect to any Credit Party, a certificate signed in the name of such Credit Party by an Authorized Officer.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Participant” shall have the meaning assigned to that term in Section 13.5(b).

“Participant Register” shall have the meaning assigned to that term in Section 13.5(b).

“Patriot Act” shall have the meaning assigned to that term in Section 13.17.

“Payor” shall have the meaning assigned to that term in Section 5.6.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization Obligations” shall mean obligations of the Borrower or any of its Subsidiaries incurred in connection with any Securitization Transaction; provided, however, that, if (i) there is recourse to the Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) for credit defaults by the obligors in respect of the Receivables that are the subject of such Securitization Transaction and (ii) such recourse is not limited to such Receivables and the Receivables Related Assets (or undivided or beneficial interests in such Receivables and Receivables Related Assets) that are the subject of such Securitization Transaction then such obligations shall not be considered “Permitted Securitization Obligations” within the meaning of this definition to the extent that, in accordance with generally accepted accounting principles, such obligations would be required to be included as a liability on a consolidated balance sheet of the Borrower or its Subsidiaries.

“Person” shall mean any natural person, corporation, limited liability company, voluntary association, cooperative, partnership, joint venture, trust, unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA and subject to Title IV of ERISA and which is either (a) maintained for employees of the Borrower, any Subsidiary, or any ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower, any Subsidiary or any ERISA Affiliate is at the time in question making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement (including, to the extent permitted by applicable law, overdue interest), a rate per annum equal to 2% above the Base Rate as in effect from time to time (provided that if such amount is principal of a Term SOFR Loan, Daily Simple SOFR Loan or a Money Market Loan and an Event of Default occurs on a day other than the last day of an Interest Period therefor, the “Post-Default Rate” for such principal shall be, during the continuance of an Event of Default, up to the last day of the then current Interest Period therefor, 2% above the interest rate for such Loan for such Interest Period as provided in Section 4.2 and, thereafter, the rate provided for above in this definition).

“Principal Subsidiary” shall mean at any time each Subsidiary which (i) has assets with a book value equaling 15% or more of the book value of the assets of the Borrower and its consolidated Subsidiaries taken as a whole; (ii) has gross revenue equaling 15% or more of the gross revenue of the Borrower and its consolidated Subsidiaries taken as a whole; (iii) or has net worth equaling 15% or more of the net worth of the Borrower and its consolidated Subsidiaries taken as a whole; in the case of clauses (i) and (iii) measured as of the last fiscal quarter then ended and in the case of clause (ii), measured as of the last four fiscal quarters then ended.

“Pro Rata Share” shall mean, at any time, with respect to any Bank, the percentage (carried out to the ninth decimal place) corresponding to the fraction, the numerator of which shall be the amount of the Commitment of such Bank, and the denominator of which shall be the aggregate amount of the Commitments of all of the Banks and, if the Commitments shall have been terminated, the numerator of which shall be the outstanding principal amount of the Loans of such Bank and the denominator of which shall be the outstanding aggregate amount of the Loans of all Banks.

“Purchasing Bank” shall have the meaning assigned to that term in Section 13.5(c).

“QFC” shall have the meaning assigned to that term in Section 13.19.

“Qualified Successor” shall have the meaning assigned to that term in Section 12.8(b).

“Quarterly Dates” shall mean the first Business Day of each January, April, July and October, the first of which shall be the first Quarterly Date occurring after the Effective Date.

“Receivable” shall mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from (i) the financing by the Borrower or any of its Subsidiaries of property, equipment or services or (ii) the leasing by the Borrower or any of its Subsidiaries of property or equipment, and in each case monies due thereunder, security interests in the property, equipment and services financed or leased thereby and any and all other related rights.

“Receivables Related Assets” shall mean the collective reference to: (i) any rights arising under the documentation governing or relating to a Receivable (including rights in respect of Liens securing such Receivables, other credit support in respect of such Receivables and any proceeds of insurance policies maintained by an obligor of such Receivable which has been assigned or issued to or for the benefit of the Borrower or any of its Subsidiaries, as applicable, or pursuant to which Borrower or any of its Subsidiaries, as applicable, has been named an insured party), (ii) any proceeds of a Receivable and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with the sale, conveyance, lease or other transfer of a Receivable or otherwise funded with such Receivable, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing the sale, conveyance, lease or other transfer of a Receivable or otherwise funded with such Receivable and (v) any rights or ownership interests in respect of the property or equipment leased or financed pursuant to a Receivable (including proceeds from the disposition of such property or equipment and any proceeds of insurance policies relating to physical damage, loss or breakdown of the property or equipment or insuring the residual value of the property or equipment).

“Register” shall have the meaning assigned to that term in Section 13.5(c).

“Regulations A, D and U” shall mean Regulation A, Regulation D and Regulation U respectively, of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulatory Change” shall mean with respect to any Bank (a) the enactment of or any change in (other than any change by way of imposition or increase of any Reserve Requirements included in the calculation of the SOFR, Term SOFR or Daily Simple SOFR (or, in each case, any component thereof)), or in the interpretation of, any law or regulation, domestic or foreign (other than a law or regulation related to the taxation of the overall net income of such Bank or franchise taxes imposed in addition to or in lieu of income taxes), or (b) the compliance by such Bank with any guideline or request from any Governmental Authority, domestic or foreign (whether or not having the force of law) other than those promulgated prior the Effective Date. Notwithstanding anything to the contrary, for purposes of this definition, (x) (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted, issued, promulgated or implemented, and (y) the occurrence of the circumstances in Section 6.2 giving rise to the determination of a Benchmark Replacement shall not be deemed to constitute a Regulatory Change.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder for which the 30 day notice provision has not been waived.

“Required Banks” shall mean, at any time, Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Banks holding more than 50% of the outstanding aggregate principal amount of the Loans (including Loans converted to Term Loans pursuant to Section 2.8(g) but excluding Money Market Loans); provided that the unused Commitments of, and the portion of the total outstanding Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Required Payment” shall have the meaning assigned to that term in Section 5.6.

“Reserve Requirement” shall mean, for any Term SOFR Loans, Money Market Term SOFR Loans or Daily Simple SOFR Loans for any Interest Period therefor, the maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against any Benchmark related liabilities. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change occurring after the Effective Date against any category of extensions of credit or other assets which include Term SOFR Loans, Money Market Term SOFR Loans or Daily Simple SOFR Loans.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, any Person subject of Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described under clause (a) or (b) above.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or other relevant sanctions authority.

“SEC” shall have the meaning assigned to that term in Section 9.1(d).

“Securitization Transaction” shall mean any transaction or series of transactions that are Nonrecourse to the Borrower and its Subsidiaries and have been or may be entered into by the Borrower or any of its Subsidiaries in which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to any other Person, or may grant a Lien upon or a leasehold interest in, any Receivables or Receivables Related Assets or any undivided or beneficial ownership interests therein (whether such Receivables or Receivables Related Assets are then existing or arising in the future) of the Borrower or any of its Subsidiaries.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SPC” shall have the meaning assigned to that term in Section 13.5(f).

“Special Purpose Subsidiary” shall mean any Subsidiary of the Borrower which (i) is formed for the purpose of effecting a Securitization Transaction and engaging in other activities reasonably related thereto and (ii) is structured as a “bankruptcy-remote subsidiary” in accordance with customary practices in the asset-backed securitization market.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity (“Other Person”) of which more than 50% of the voting securities of such Other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context expressly provides otherwise, the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A. in its capacity as syndication agent for the Banks hereunder, and its successors in such capacity. The Syndication Agent shall have no rights, duties, obligations or responsibilities beyond those of a Bank.

“Taxes” shall have the meaning assigned to that term in Section 6.7(a).

“Term Extension Effective Date” shall have the meaning assigned to that term in Section 2.8(g).

“Term Loans” shall mean each Loan made to the Borrower that is outstanding on the date that such Borrower elects to convert such Loans to term Loans in accordance with Section 2.8(g).

“Term Loan Conversion Fee” shall mean a fee to be paid to the Administrative Agent on the Term Extension Effective Date by the Borrower, for the account of each Bank in accordance with its Pro Rata Share, in an aggregate amount for all Banks equal to 0.50% of the outstanding principal amount of the Loans on the Term Extension Effective Date.

“Term Maturity Date” shall have the meaning assigned to that term in Section 2.8(g).

“Term SOFR” shall mean,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day (in which case the Term SOFR Reference Rate shall be deemed to be unavailable); and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day (in which case Base Rate shall be determined without reference to clause (c) in the definition of that term);

provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Auction” shall mean a solicitation of Money Market Quotes setting forth Money Market Margins based on Term SOFR pursuant to Section 2.3.

“Term SOFR Loans” shall mean Committed Loans which bear interest at a rate based upon Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transferee” shall have the meaning assigned to that term in Section 13.5(d).

“Transfer Supplement” shall have the meaning assigned to that term in Section 13.5(c).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Bank” shall have the meaning assigned to that term in Section 6.7(b).

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.3 and Section 5.5, in each case, such day is also a Business Day.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“Wall Street Journal Prime Rate” mean, as of any date of determination, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Base Rate based on the Wall Street Journal Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective; provided that, if the Wall Street Journal Prime Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent and the Banks shall (unless otherwise disclosed to the Administrative Agent and the Banks in writing at the time of delivery thereof in the manner described in subsection (b)) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent (which, prior to the delivery of the first financial statements under Section 9.1(a), shall mean the audited financial statements as at March 31, 2025 as referred to in Section 8.4). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent and the Banks pursuant to Section 9.1(a) (or, prior to the delivery of the first financial statements under Section 9.1(a), used in the preparation of the audited financial statements as at March 31, 2025 as referred to in Section 8.4), unless, in the event that such financial statements are accompanied by a variation description referred to in subsection (b) below, (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Banks shall so object in writing 30 days after delivery of such financial statements and variation description, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.1(a), shall mean the audited financial statements as referred to in Section 8.4).

(a) The Borrower shall deliver to the Administrative Agent and the Banks at the same time as the delivery of any financial statements under Section 9.1 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the immediately preceding financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above (which, in the case of the first financial statements delivered under Section 9.1(a), shall mean the audited financial statements referred to in Section 8.4), and reasonable estimates for the difference between such statements arising as a consequence thereof.

(b) (i) If at any time the Securities and Exchange Commission permits or requires United States reporting companies to use International Financial Reporting Standards (“IFRS”) in lieu of generally accepted accounting principles for reporting purposes, the Borrower may notify the Administrative Agent that it has elected to use IFRS in lieu of generally accepted accounting principles and upon any such notice, references herein to generally accepted accounting principles shall thereafter be construed to mean IFRS as in effect from time to time, and (ii) if at any time any change in generally accepted accounting principles or the adoption of IFRS (each an “Accounting Change”) would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Banks shall so request, the Administrative Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with generally accepted accounting principles prior to such Accounting Change therein and (ii) the Borrower shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change.

1.3 Cross-References. Unless otherwise specified, references in a Credit Document to any Section are references to such Section of such Credit Document, and references in any Section or definition to any clause are references to such clause of such Section or definition.

1.4 Use of Certain Terms. (a) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto:

(i) in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”;

(ii) the words “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of each Credit Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned;

(iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(iv) the expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Loans and any other obligations of the Borrower or Credit Party hereunder shall mean the payment in full, in immediately available funds, of all the Loans and any other obligations of the Borrower or Credit Party hereunder; and

(v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, capital securities, securities, revenues, accounts, leasehold interests and contract rights.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and analogous references are to this Agreement unless otherwise specified.

(c) References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).

(d) Any reference herein to a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or limited partnership, or an allocation of assets to a series of a limited liability company or limited partnership (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or limited partnership shall constitute a separate Person hereunder (and each division of any limited liability company or limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.5 Interest Rates. The Administrative Agent does not warrant, or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR any other Benchmark, any alternative, successor, or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2. Loans and Commitments.

2.1 Committed Loans. Each Bank severally agrees, on the terms and subject to the conditions of this Agreement, to make loans in Dollars to the Borrower during the period from and including the Effective Date to but not including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Bank’s Commitment as then in effect minus such Bank’s Pro Rata Share of the aggregate principal amount of all Money Market Loans then outstanding. Subject to the terms of this Agreement, during such period the Borrower may borrow, repay, prepay (as provided in Section 3.2) and reborrow the aggregate amount of the Commitments; provided, that the aggregate principal amount of all Committed Loans, together with the aggregate principal amount of all Money Market Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments at such time. No portion of any Term Loan once prepaid may be reborrowed. The Committed Loans may be Base Rate Loans, Term SOFR Loans or Daily Simple SOFR Loans (each, a “type” of Committed Loan).

2.2 Changes of Commitments. The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date. In addition, the Borrower shall have the right to terminate or reduce the Commitments at any time or from time to time; provided, that (a) the Borrower shall give notice of each such termination or reduction to the Administrative Agent as provided in Section 5.5; (b) each partial reduction shall be in the amounts provided in Section 5.4; and (c) at no time shall the total amount of the Commitments be less than the aggregate principal amount of Loans then outstanding. Commitments terminated or reduced may not be reinstated.

2.3 Money Market Loans.

(a) The Money Market Option. In addition to Committed Loans pursuant to Section 2.1, the Borrower may, as set forth in this Section 2.3, request the Banks during the period from and including the Effective Date to but not including the date nine days prior to the Commitment Termination Date to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3. The Money Market Loans may be Money Market Absolute Rate Loans or Money Market Term SOFR Loans (each, a “type” of Money Market Loan).

(b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans, it shall transmit to the Auction Agent a Money Market Quote Request so as to be received (x) no later than 12:00 p.m. New York time on the fourth U.S. Government Securities Business Day prior to the date of borrowing proposed therein, in the case of a Term SOFR Auction or (y) no later than 12:00 p.m. New York time on the Business Day prior to the date of borrowing proposed therein, in the case of an Absolute Rate Auction, in each case, specifying:

(i) the proposed date of borrowing, which shall be a Business Day;

(ii) the aggregate amount of such borrowing, which shall be $10,000,000 or a larger whole multiple of $1,000,000;

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one but no more than three Interest Periods in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Business Days of any other Money Market Quote Request.

(c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Auction Agent shall send to the Banks an Invitation for Money Market Quotes, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section 2.3.

(d) Submission and Contents of Money Market Quotes.

(i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this Section 2.3(d) and must be submitted to the Auction Agent no later than (A) 11:00 a.m. New York time on the third U.S. Government Securities Business Day prior to the proposed date of borrowing in the case of a Term SOFR Auction or (B) 11:00 a.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction; provided, that Money Market Quotes submitted by the Auction Agent in its capacity as a Bank may be submitted, and may only be submitted, if the Auction Agent notifies the Borrower of the terms of the offer or offers contained therein not later than (A) 10:30 a.m. New York time on the third U.S. Government Securities Business Day prior to the proposed date of borrowing, in the case of a Term SOFR Auction or (B) 10:30 a.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction. Subject to Sections 6.2, 6.3, 7.2 and 11, any Money Market Quote so made shall be irrevocable except with the written consent of the Auction Agent given on the instructions of the Borrower. Any Bank which fails to submit a Money Market Quote by the applicable deadline referred to in this Section 2.3(d) shall be deemed to have elected not to submit a Money Market Quote.

(ii) A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes. Each Money Market Quote shall specify:

(A) the proposed date of borrowing and the Interest Period therefor;

(B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (1) may be equal to, greater than or less than the Commitment of the quoting Bank, (2) must be $10,000,000 or a larger whole multiple of $1,000,000, (3) may not exceed the principal amount of Money Market Loans for which offers were requested, and (4) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted;

(C) in the case of a Term SOFR Auction, the margin above or below Term SOFR for a one-month tenor (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/100th of 1%) to be added to or subtracted from Term SOFR for a one-month tenor;

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/100th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan; and

(E) the identity of the quoting Bank.

(iii) Any Money Market Quote shall be disregarded if it:

(A) is not substantially in conformity with the format described in the relevant Invitation for Money Market Quotes or does not specify all of the information required by Section 2.3(d)(ii);

(B) contains qualifying, conditional or similar language, except as permitted in Section 2.3(d)(ii)(B)(4);

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D) arrives after the time set forth in Section 2.3(d)(i).

(e) Notice to Borrower. Not later than (i) 11:30 a.m. New York time on the third U.S. Government Securities Business Day prior to the proposed date of borrowing in the case of a Term SOFR Auction or (ii) 11:30 a.m. New York time on the proposed date of borrowing in the case of an Absolute Rate Auction, the Auction Agent shall promptly notify the Borrower of the terms of (x) any Money Market Quote submitted by any Bank that is in accordance with Section 2.3(d) and (y) any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Auction Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Auction Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than (i) 12:00 p.m. New York time on the third U.S. Government Securities Business Day prior to the proposed date of borrowing, in the case of a Term SOFR Auction or (ii) 12:00 p.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction, the Borrower shall notify the Auction Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to Section 2.3(e) substantially in the form of Exhibit F (and the Auction Agent shall so notify each Bank making an offer); provided, that if the Borrower shall fail to so notify the Auction Agent by the times set forth above, the Borrower shall be deemed to have notified the Auction Agent of its non-acceptance of each such offer. In the case of acceptance, each such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i) the aggregate principal amount of each borrowing of Money Market Loans may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii) the principal amount of each borrowing of Money Market Loans must be $10,000,000 or a larger whole multiple of $1,000,000;

(iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

(iv) the Borrower may not accept any offer that is described in Section 2.3(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g) Allocation. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Auction Agent among such Banks as nearly as possible (in such multiples, not greater than $1,000,000, as the Auction Agent may deem appropriate in its sole discretion) in proportion to the aggregate principal amounts of such offers. The Auction Agent shall promptly notify the Borrower and each such Bank, of any allocation pursuant to this Section 2.3(g).

(h) Effectiveness of Notices. Notices to the Auction Agent under this Section 2.3 shall be effective only if received by the Auction Agent no later than the times and the dates specified herein.

2.4 Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office for Loans of such type.

2.5 Several Obligations. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, and no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.

2.6 Evidence of Debt; Notes. The indebtedness of the Borrower resulting from the Committed Loans made to the Borrower by each Bank that requests such a promissory note shall, in addition to the accounts and records referred to in Section 2.6(c), be evidenced by a promissory note of the Borrower payable to the order of such Bank and otherwise duly completed, in substantially the form of Exhibit A (a “Committed Loan Note”).

(a) The indebtedness of the Borrower resulting from any Money Market Loan made to the Borrower by any Bank that requests such a promissory note shall, in addition to the accounts and records referred to in Section 2.6(c), be evidenced by a promissory note of the Borrower payable to the order of such Bank and otherwise duly completed, in substantially the form of Exhibit B (a “Money Market Note”).

(b) All Loans made by each Bank and all adjustments required by conversion of such Loans, and all payments and prepayments made on account of principal thereof, shall be evidenced by one or more accounts or records maintained by such Bank in accordance with its usual practice. Prior to the transfer by any Bank of any of its Notes, a record of the Loans evidenced thereby shall be endorsed by such Bank on the schedule attached thereto and forming a part of such Note; provided, that the failure by any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. The Administrative Agent shall maintain the Register pursuant to Section 13.5(c), and subaccounts for each Bank, in which it will record the information provided in Section 13.5(c) to be recorded with respect to each Bank’s Credit Exposure (including, without limitation, the principal amounts, stated interest, interest periods, applicable terms (if any) and types of Loans comprising such Credit Exposure), as well as the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof. Any failure of any Bank or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Credit Documents. In the event of any conflict between the records maintained by any Bank and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

2.7 Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Bank a facility fee (the “Facility Fee”), for each day during the periods from and including (i) the Effective Date to but excluding the earliest of (A) the date such Bank’s Commitment is terminated, (B) the Commitment Termination Date and (C) the date upon which the Committed Loans are converted to Term Loans pursuant to Section 2.8(g); on the daily amount of such Bank’s Commitment (whether used or unused), provided that Facility Fees will not accrue on the amount of the Commitment of any Defaulting Bank during the period in which such Bank remains a Defaulting Bank and (ii) the Commitment Termination Date to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans of such Bank; in each case at the rate per annum set forth below which corresponds to the Borrower’s Rating Level for such day:

Borrower’s Rating Level	Rate
1	0.03%
2	0.04%
3	0.05%
4	0.07%
5	0.09%
6	0.11%

Accrued Facility Fees shall be payable in arrears (i) on the Quarterly Dates, and (ii) on the earlier of the date the Commitments are terminated and the Commitment Termination Date (and thereafter, (x) unless Committed Loans are converted to Term Loans pursuant to Section 2.8(g) on demand and, in any event, on the date the Loans shall be repaid in their entirety, and (y) with respect to any Term Loans, (1) on the Quarterly Dates, and (2) on the earlier of the date the Term Loans are repaid in full and the Term Maturity Date (and thereafter, on demand and, in any event, on the date the Term Loans shall be repaid in their entirety)).

2.8 Extension of Commitment Termination Date; Conversion to Term Loans.

(a) Requests for Extension. Not earlier than 90 days prior to, nor later than 45 days prior to, any anniversary of the Effective Date, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Banks), request an extension of the Commitment Termination Date then in effect (“Existing Termination Date”) for a period of up to 364 days. The Borrower shall be deemed to have withdrawn any request to extend the Existing Termination Date if it delivers or is required to deliver a notice of election to convert the Loans to Term Loans pursuant to Section 2.8(g).

(b) Bank Elections to Extend. Within 20 days of receipt of such notice from the Administrative Agent (or such later date as the Administrative Agent and the Borrower agree to in their sole discretion), each Bank shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Bank’s sole and absolute discretion). Any Bank not responding within the foregoing period shall be deemed not to have consented to such extension (any such Bank and any Bank not consenting to such extension, a “Non-Extending Bank”). The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(c) Notification by the Administrative Agent. The Administrative Agent shall notify the Borrower of each Bank’s determination under this Section no later than the date 30 days prior to the Commitment Termination Date (or such later date as the Administrative Agent and the Borrower agree to in their sole discretion) or, if such date is not a Business Day, on the next preceding Business Day.

(d) Additional Extending Banks. Subject to satisfaction of the minimum extension requirements under Section 2.8(e), the Borrower shall have the right on or before the Existing Termination Date to replace each Non-Extending Bank with, and add as “Banks” under this Agreement in place thereof, one or more Purchasing Banks (each, an “Additional Extending Bank”) as provided in Sections 6.6 and 13.5(c), each of which Additional Extending Banks shall have entered into a Transfer Supplement pursuant to which such Additional Extending Bank shall, effective as of the Existing Termination Date, undertake a Commitment (and, if any such Additional Extending Bank is already a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. The Existing Termination Date shall be extended only if Banks holding Commitments (not including the newly undertaken commitments of the Additional Extending Banks) that aggregate more than 50% of the aggregate amount of the Commitments (not including the commitments of the Additional Extending Banks) shall have agreed to extend the Existing Termination Date. All Banks committed to lend to the Borrower (after giving effect to any Additional Extending Banks) are hereafter referred to as “Extending Banks”. If so extended, the Commitment Termination Date, as to the Extending Banks, shall be a requested date up to 364 days from the Existing Termination Date then in effect (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day), effective as of such Existing Termination Date (such Existing Termination Date being the “Commitment Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Banks such extension and the Commitment Extension Effective Date.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Commitment Extension Effective Date (in sufficient copies for each Bank) signed by an Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower’s Board of Directors or Funding Committee, as the case may be, approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties of the Borrower contained in this Agreement are true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies to any representation or warranty, such representation or warranty shall be true and correct in all respects) on and as of the Commitment Extension Effective Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a date, shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies to any representation or warranty, such representation or warranty shall be true and correct in all respects) as of such specific date (except for the representation set forth in Section 8.4(b), which shall be deemed to refer to the date of the most recent financial statements delivered pursuant to Section 9.1(a)(i))), and (B) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto. The Borrower shall prepay any Committed Loans outstanding on the Commitment Extension Effective Date (and pay any additional amounts required pursuant to Section 6.5) to the extent necessary to keep outstanding Committed Loans ratable with any revised and new Pro Rata Shares of all the Banks.

(g) Term Loan Conversion. Not later than 10 Business Days prior to the Commitment Termination Date, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Banks), elect to convert on the Commitment Termination Date any Loans that shall have been borrowed in accordance with Section 2.1 and remain outstanding as of the date of conversion into Term Loans payable on the date (the “Term Maturity Date”) selected by the Borrower, but in no event later than one year from the Commitment Termination Date. Concurrently with delivering any borrowing request for Term SOFR Loans with an Interest Period ending after the Commitment Termination Date the Borrower shall deliver a notice to the Administrative Agent that it elects to convert the Loans into term Loans in accordance with the preceding sentence. If the Borrower so elects to convert the Loans made to it to term Loans, subject to the satisfaction of the conditions precedent contained in this Section 2.8(g), the maturity date of the Loans so converted shall automatically be extended to the Term Maturity Date effective as of the Commitment Termination Date then in effect (such existing Commitment Termination Date being the “Term Extension Effective Date”), and, on and after the Term Extension Effective Date, the Loans made to the Borrower shall be Term Loans that (i) may not be reborrowed once repaid, (ii) bear interest on the outstanding principal amount thereof in accordance with Section 4.2 and (iii) are payable in full on the Term Maturity Date. The Administrative Agent and the Borrower shall promptly confirm to the Banks such extension and the Term Extension Effective Date. As conditions precedent to such extension, (A) the Borrower shall pay to the Administrative Agent the Term Loan Conversion Fee, (B) the Borrower shall deliver to the Administrative Agent a certificate dated as of the Term Extension Effective Date (in sufficient copies for each Bank) signed by an Authorized Officer of the Borrower certifying that no Default or Event of Default exists and attaching the resolutions adopted by the Borrower’s Board of Directors or Funding Committee, as the case may be, approving or consenting to such conversion and extension, and (C) as of the Term Extension Effective Date, any outstanding Money Market Loans made to the Borrower shall have been prepaid, to the extent permitted by Section 3.2, or repaid in accordance with this Agreement, and if such prepayment or repayment is to be made in whole or in part from Committed Loans, such Committed Loans shall have been made at least one (1) Business Day prior to the Term Extension Effective Date.

(h) Updated Schedule 1. Promptly after each such extension, or any repayment under Section 2.8(f), the Administrative Agent shall prepare and deliver to each remaining Bank an updated Schedule 1 to this Agreement, listing the Banks, Commitments and Pro Rata Share after giving effect to such extension or repayment, as applicable.

(i) Conflicting Provisions. This Section 2.8 shall supersede any provisions in Section 13.4 or Section 5.7 to the contrary.

2.9 Defaulting Banks.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and Section 13.4.

(ii) Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 5.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans are held by the Banks pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Bank shall be entitled to receive fees payable under Sections 2.7 for any period during which that Bank is a Defaulting Bank only to extent allocable to the sum of the outstanding principal amount of the Committed Loans funded by it.

(b) Defaulting Bank Cure. If the Borrower and the Administrative Agent agree in writing that a Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Bank or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Banks in accordance with their Pro Rata Share, whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

2.10 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Banks), the Borrower may from time to time, request an increase in the Commitments by an amount (for all such requests) not exceeding $500,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Banks).

(b) Elections to Increase. Each Bank shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Commitment Banks. The Administrative Agent shall notify the Borrower and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Borrower may also invite one or more Purchasing Banks (each, an “Additional Commitment Bank”) to become Banks pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the aggregate amount of Commitments are increased in accordance with this Section 2.10, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Banks of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by an Authorized Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Board of Directors or the Funding Committee of the Borrower approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Section 8 and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date (except where any such representation or warranty is otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except where any such representation or warranty is otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date (except for the representation set forth in Section 8.4(b), which shall be deemed to refer to the date of the most recent financial statements delivered pursuant to Section 9.1(a)(i))), and (II) no Default or Event of Default exists or would result therefrom and (ii) (A) upon the reasonable request of any Additional Commitment Bank made at least ten (10) Business Days prior to the Increase Effective Date, the Borrower shall have provided to such Bank, and such Additional Commitment Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot

Act, in each case at least five (5) Business Days prior to the Increase Effective Date and (B) at least five (5) Business Days prior to the Increase Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered, to each Bank that so requests, a Beneficial Ownership Certification. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 6.5) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Share arising from any nonratable increase in the Commitments under this Section 2.10(e).

(f) Updated Schedule 1. Promptly after each such Commitment increase or any repayment under Section 2.10(e), the Administrative Agent shall prepare and deliver to each Bank an updated Schedule 1 to this Agreement, listing the Banks, Commitments and Pro Rata Share after giving effect to such Commitment increase or repayment, as applicable.

(g) Conflicting Provisions. This Section 2.10 shall supersede any provisions in Section 5.7 or Section 13.4 to the contrary.

Section 3. Borrowings and Prepayments.

3.1 Borrowings. The Borrower shall give the Administrative Agent notice of each borrowing of Committed Loans to be made hereunder as provided in Section 5.5. Not later than 1:30 p.m. New York time on the date specified for each such borrowing hereunder, each Bank shall make available the amount of the Committed Loan to be made by it on such date to the Administrative Agent, at the Administrative Office, in immediately available funds, for the account of the Borrower. The Borrower shall give the Administrative Agent notice of each borrowing of Money Market Loans to be made hereunder as provided in Section 2.3(f). Not later than 2:30 p.m. New York time on the date specified for each such borrowing hereunder, each Bank whose offer to make Money Market Loans has been accepted shall make available the amount of the Money Market Loan to be made by it on such date to the Administrative Agent, at the Administrative Office, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account specified by the Borrower or, if no such account is specified, in an account of the Borrower maintained with the Administrative Agent at the Administrative Office.

3.2 Prepayments of Loans. The Borrower shall have the right to prepay Committed Loans at any time or from time to time; provided, that (a) the Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 5.5 and (b) prepayments of Term SOFR Loans shall be made together with all amounts payable pursuant to Section 6.5. The Borrower may not prepay Money Market Loans prior to the last day of the Interest Period applicable thereto without the consent of the Bank or Banks holding such Money Market Loans.

Section 4. Payments of Principal and Interest.

4.1 Maturity of Loans. Subject to Section 2.8(g), each Loan other than a Money Market Loan shall mature, and the Borrower hereby promises to pay to the Administrative Agent for the account of each Bank the outstanding principal of each such Loan made by such Bank, on the Commitment Termination Date. Each Money Market Loan shall mature, and the Borrower hereby promises to pay to the Administrative Agent for the account of each Bank the outstanding principal amount of each Money Market Loan made by such Bank, on the last day of the Interest Period applicable to such Money Market Loan.

4.2 Interest. The Borrower hereby promises to pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a) If such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin.

(b) If such Loan is a Term SOFR Loan, for each Interest Period relating thereto, Term SOFR for such Loan for such Interest Period plus the Applicable Margin.

(c) If such Loan is a Daily Simple SOFR Loan, Daily Simple SOFR for such Loan plus the Applicable Margin.

(d) If such Loan is a Money Market Term SOFR Loan, Term SOFR for such Loan for the Interest Period therefor plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3.

(e) If such Loan is a Money Market Absolute Rate Loan, the Money Market Absolute Rate for such Loan for the Interest Period therefor quoted by the Bank making such Loan in accordance with Section 2.3.

Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for the account of each Bank interest on any principal of any Loan made by such Bank and on any other amount payable by the Borrower hereunder to or for the account of such Bank (including, to the extent permitted by applicable law, overdue interest) during the continuance of an Event of Default at the applicable Post-Default Rate before as well as after judgment and before and after the commencement of a proceeding under the Bankruptcy Code or any similar debtor relief law. Accrued interest on each Loan shall be payable on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period) and, upon the prepayment thereof (but only on the principal so prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent and interest on any Term SOFR Loan, Daily Simple SOFR Loan or Money Market Loan that is converted into a Base Rate Loan (pursuant to Section 6.4) shall be payable on the date of conversion (but only to the extent so converted). Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Borrower and the Banks to which such interest is payable.

4.3 Interest Periods. With respect to any Loan, the term “Interest Period” shall mean:

(a) With respect to any Term SOFR Loans, each period commencing on the date such Loans are made, converted from a Loan of another type or continued and ending on the same day in the first calendar month thereafter, subject to Section 5.5.

(b) With respect to any Daily Simple SOFR Loans, each period (i) commencing on the date such Loans are made, converted from a Loan of another type or continued and ending on the same day in the first calendar month thereafter, subject to Section 5.5, or (ii) if outstanding beyond the end of any Interest Period applicable thereto (because no notice of conversion or continuation has been delivered in accordance with Section 5.5), commencing on the last day of such Interest Period and ending on the same day in the first calendar month thereafter, subject to Section 5.5.

(c) Subject to Section 4.3(d), with respect to any Base Rate Loans, each period (i) commencing on (A) the date such Loans are made or converted from Loans of another type, or (B) if outstanding beyond the end of the first Interest Period applicable thereto, the last day of the immediately preceding Interest Period, and (ii) ending on the day which is the next succeeding Quarterly Date thereafter.

(d) With respect to Base Rate Loans converted from Money Market Loans pursuant to Section 6.4 prior to the last day of the Interest Period applicable thereto, the period commencing on the date of such conversion and ending on the day the Interest Period for such Money Market Loan would have ended had such conversion not occurred (on which date such Base Rate Loan shall be due and payable in accordance with Sections 4.1 and 6.4).

(e) With respect to any Money Market Term SOFR Loans, each period commencing on the date such Loans are made and ending on the same day in the first calendar month thereafter as the Borrower may select as provided in Section 2.3.

(f) With respect to any Money Market Absolute Rate Loans, each period commencing on the date such Loans are made and ending on the number of days thereafter (but not less than seven days nor more than 360 days) as the Borrower may select as provided in Section 2.3.

(g) Notwithstanding the foregoing:

(i) (x) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Term SOFR Loans, Money Market Term SOFR Loans or Daily Simple SOFR Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); (y) no more than ten Interest Periods for all Term SOFR Loans and Money Market Term SOFR Loans shall be in effect at the same time (for which purpose Interest Periods described in different paragraphs above shall be different Interest Periods even if they are coterminous); and (z) subject to Section 4.3(g)(iii), no Interest Period shall extend beyond the Commitment Termination Date;

(ii) the Borrower may (x) continue any Term SOFR Loan as such (provided that no Event of Default shall then exist), or convert any Term SOFR Loan into a Daily Simple SOFR Loan or Base Rate Loan, in each case, effective upon the last day of the Interest Period then applicable thereto, (y) continue any Daily Simple SOFR Loan as such, convert any Daily Simple SOFR Loan into a Term SOFR Loan (provided that no Event of Default shall then exist) or Base Rate Loan, effective upon the last day of the Interest Period then applicable thereto; provided that, if no notice of conversion or continuation is given in accordance with Section 5.5 with respect to a Daily Simple SOFR Loan, it shall automatically continue as a Daily Simple SOFR Loan for the next following Interest Period, or (z) convert any Base Rate Loan into a Term SOFR Loan (provided that no Event of Default shall then exist) or Daily Simple SOFR Loan, in each case, by giving notice in accordance with Section 5.5 as if such continuation or conversion were the borrowing of a Loan of the type into which such Loan is being converted (or, in the case of a continuation, of a Term SOFR Loan); and references to notices of borrowing or to borrowings in Sections 5.4 and 5.5 and in the definition of “Business Day” shall include, respectively, notices of continuation or conversion and continuations or conversions. Notwithstanding anything to the contrary herein, if an Event of Default has occurred and is continuing, each Term SOFR Loan shall automatically be converted into a Base Rate Loan at the end of the Interest Period then applicable thereto. The provisions of Sections 6.1, 6.2, 6.3, and 6.4 shall, as applicable, apply to voluntary continuations of and conversions into Term SOFR Loans or Daily Simple SOFR Loans, as applicable, as if such continuation or conversion were the making (or borrowing, as the case may be) of a Term SOFR Loan or a Daily Simple SOFR Loan, as applicable, and the provisions of Section 6.5 shall apply to the occurrences set forth therein with respect to Term SOFR Loans;

(iii) the Borrower may select an Interest Period for a Term SOFR Loan which would begin before and end after the Commitment Termination Date only if it has previously delivered, or delivers concurrently with the applicable borrowing request, an election to convert such Loan to a Term Loan thereby extending the maturity date of such Loan to the Term Maturity Date pursuant to Section 2.8(g). No Interest Period with respect to a Term Loan shall extend beyond the Term Maturity Date; and

(iv) no tenor that has been removed from this definition of “Interest Period” pursuant to Section 4.4 or Section 6.8 shall be available for specification in any notices of any borrowings, continuation or conversion.

4.4 SOFR Conforming Changes. Notwithstanding anything to the contrary herein or in any other Credit Document, in connection with the use or administration of Term SOFR and/or Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and each Bank of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR and/or Daily Simple SOFR.

Section 5. Payments; Pro Rata Treatment; Computations; Etc.

5.1 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower hereunder and under the Notes shall be made in Dollars, in immediately available funds, without set-off, counterclaim or deduction of any kind to the Administrative Agent at the Administrative Office, not later than 2:00 p.m. New York time on the date such payment shall become due (each such payment made on such due date but after such time shall be deemed to have been made on the next succeeding Business Day). If a new Loan is to be made by any Bank on a date the Borrower is to repay any principal of an outstanding Loan of such Bank, such Bank shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the excess of the principal to be borrowed over the principal to be repaid, subject to Section 7.2, shall be made available by such Bank to the Administrative Agent as provided in Section 3.1 or paid by the Borrower to the Administrative Agent pursuant to this Section 5.1, as the case may be. The Borrower shall, at the time of making each payment hereunder or under any Note, specify to the Administrative Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if a Default has occurred and is continuing, the Administrative Agent may apply such payment in the manner determined by the Required Banks, but subject to Section 5.2). Each payment received by the Administrative Agent hereunder or under any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank’s Applicable Lending Office for the Loan in respect of which such payment is made. Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower is making such payment to the Administrative Agent on such date in accordance herewith and the Administrative Agent may, in reliance upon such assumption, distribute to the Banks such amount due. If the Borrower does not make such payment on the date on which such payment is due, then each of the Banks severally agrees to repay the Administrative Agent forthwith on demand the amount so distributed to such Bank, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at a rate equal to the daily average Federal Funds Rate for such period. If the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

5.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Banks under Section 2.1 shall be made by the Banks and each payment of Facility Fees under Section 2.7, shall be made for the account of the Banks, and each reduction of the Commitments under Section 2.2 shall be applied to the Commitments of the Banks, in each case, according to their respective Pro Rata Share, (b) each payment of principal of or interest on Committed Loans by the Borrower of a particular type shall be made to the Administrative Agent for the account of the Banks holding Loans of such type pro rata in accordance with the respective unpaid principal amounts of such Committed Loans held by such Banks and (c) if an Event of Default has occurred and is continuing, each payment of principal of or interest on Money Market Loans by the Borrower shall be made to the Administrative Agent for the account of the Banks holding Money Market Loans pro rata in accordance with the respective unpaid principal amounts of such Money Market Loans held by such Banks.

5.3 Computations. Interest on Term SOFR Loans, Daily Simple SOFR Loans, Money Market Loans, Base Rate Loans determined by using the Federal Funds Rate or Term SOFR and Facility Fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fees are payable and interest on Base Rate Loans (other than Base Rate Loans determined by using the Federal Funds Rate or Term SOFR) shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

5.4 Certain Minimum Amounts. Each partial reduction in the Commitments, and each borrowing or prepayment of principal of Committed Loans shall be in an amount equal to the relevant minimum amounts or corresponding larger whole multiples specified below:

	Minimum Amount	Multiples of
Reduction of Commitments	$10,000,000	$1,000,000
Borrowing of:
Base Rate Loans	$10,000,000	$1,000,000
Term SOFR Loans	$10,000,000	$1,000,000
Daily Simple SOFR Loans	$10,000,000	$1,000,000
Prepayment of:
Base Rate Loans	$10,000,000	$1,000,000
Term SOFR Loans	$10,000,000	$1,000,000
Daily Simple SOFR Loans	$10,000,000	$1,000,000

Borrowings of Base Rate Loans may be in any amount if such borrowing exhausts the full remaining amount of the Commitments. Borrowings or prepayments of Loans of different types or, in the case of Term SOFR Loans, having different Interest Periods at the same time hereunder shall be deemed separate borrowings or prepayments for the purposes of the foregoing, one for each type or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Term SOFR Loans having the same Interest Period and Daily Simple SOFR Loans shall be at least equal to the applicable minimum amount set forth above.

5.5 Certain Notices. Notices by the Borrower to the Administrative Agent of terminations or reductions of Commitments, of borrowings and prepayments of Committed Loans shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 p.m. New York time (or 3:00 p.m. New York time in the case of a prepayment of Base Rate Loans) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment specified below:

Number of Business Days or U.S. Government Securities Business Days Prior Notice
Termination or reduction of Commitments	3 (Business Days)
Borrowing of:
Base Rate Loans	0
Term SOFR Loans	3 (U.S. Government Securities Business Days)
Daily Simple SOFR Loans	5 (U.S. Government Securities Business Days)
Prepayment of:
Base Rate Loans	1 (Business Day)
Term SOFR Loans	3 (U.S. Government Securities Business Days)
Daily Simple SOFR Loans	5 (U.S. Government Securities Business Days)

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing or prepayment shall specify the Loans to be borrowed or prepaid and the amount (subject to Section 5.4) and type of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business Day). The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

5.6 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Borrower (each, a “Payor”) prior to the time at which such Bank is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that such Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient (whether a Bank or the Borrower) of such payment made by the Administrative Agent shall, on demand, repay to the Administrative Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date (the

“Advance Date”) such amount was so made available by the Administrative Agent to such recipient until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day. If such recipient fails promptly to repay the Administrative Agent the amount received by it, the Administrative Agent shall be entitled to recover (without duplication) such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Borrower to the Banks, the Borrower and the recipient shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient shall return the Required Payment to the Administrative Agent, without limiting the obligation of the Borrower under Section 4.2 hereof to pay interest to such recipient at the Post-Default Rate in respect of the Required Payment); and

(ii) if the Required Payment shall represent proceeds of a Loan to be made by the Banks to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 4.2 hereof (and, in case the Borrower shall return the Required Payment to the Administrative Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment).

5.7 Sharing of Payments, Etc. If any Bank shall effect payment, in cash or otherwise, of any Facility Fees or any principal of or interest on a Loan made by it to the Borrower under this Agreement through the exercise of any right of set-off, bankers’ lien, counterclaim or similar right, and such Bank shall have received a greater percentage, in cash or otherwise, of the Facility Fees or the principal or interest then due hereunder to such Bank in respect of its Loans than the percentage received by any other Bank, it shall promptly purchase from the other Banks participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid Facility Fees, principal and interest on the Loans held by each of them. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation in the Loans made by the other Banks under this Section 5.7 may to the extent permitted by applicable law exercise all rights of set-off, bankers’ lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

5.8 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, nothing in this Agreement shall preclude any Bank, at any time and from time to time, from exercising any right of set-off, counterclaim, or other rights it may have independent of and otherwise than under this Agreement or from applying amounts realized against any and all obligations owing by the Borrower to such Bank hereunder or under any other Loan Document, now or hereafter existing; provided that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank as to which it exercised such right of setoff. Each Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 6. Yield Protection and Illegality.

6.1 Additional Costs. If, due to any Regulatory Change, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Term SOFR Loans, Daily Simple SOFR Loans or Money Market Loans (other than Non-Excluded Taxes), then the Borrower with respect to its Term SOFR Loans, Daily Simple SOFR Loans or Money Market Loans shall from time to time, within thirty (30) days of a demand by such Bank (with a copy of such demand to the Administrative Agent), pay directly to such Bank additional amounts sufficient to reimburse such Bank for such increased cost (“Additional Costs”). Each Bank will notify the Borrower of any event which will entitle such Bank to compensation pursuant to this Section 6.1(a) as promptly as practicable after it obtains knowledge thereof (provided that failure or delay on the part of any Bank to demand compensation pursuant to this Section 6.1(a) shall not constitute a waiver of such Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate such Bank for such Additional Costs if such Bank obtained knowledge of such Additional Costs more than 180 days prior to the date that such Bank notifies the Borrower of such Additional Costs; provided, further, that, if the Regulatory Change giving rise to such Additional Costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof), and will, use its reasonable efforts to designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Bank, be disadvantageous to such Bank or contrary to its policies. Each Bank will furnish the Borrower with a certificate (with a copy to the Administrative Agent) setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1(a). If any Bank requests compensation from the Borrower under this Section 6.1(a), the Borrower may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make additional Loans of the type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 hereof shall be applicable).

(a) Without limiting the effect of the foregoing provisions of this Section 6.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Term SOFR Loans, Daily Simple SOFR Loans or Money Market Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Term SOFR Loans, Daily Simple SOFR Loans or Money Market Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Bank to make Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.4 shall be applicable).

(b) Without limiting the effect of the foregoing provisions of this Section 6.1 (but without duplication), the Borrower shall pay directly to each Bank from time to time within thirty (30) days of any request such amounts as such Bank may determine after the date hereof to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any Regulatory Change of capital or liquidity requirements in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such Regulatory Change). Each Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 6.1(c) as promptly as practicable; provided, that failure or delay on the part of any Bank to demand compensation pursuant to this Section 6.1(c) shall not constitute a waiver of such Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate such Bank for such costs if such Bank obtained knowledge of such costs more than 180 days prior to the date that such Bank notifies the Borrower of such costs; provided, further, that, if the Regulatory Change giving rise to such costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Each Bank will furnish the Borrower with a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1(c).

(c) Determinations and allocations by any Bank for purposes of this Section 6.1 of the effect of any Regulatory Change pursuant to Sections 6.1(a) or (b), or the effect of capital or liquidity maintained pursuant to Section 6.1(c), on its costs of making or maintaining Loans or on amounts received or receivable by it in respect of Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive (absent manifest error), provided that such determinations are made on a reasonable basis.

6.2 Inability to Determine Interest Rate. Subject to Section 6.8, if:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to the commencement of any Interest Period, that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period or Daily Simple SOFR cannot be determined pursuant to the definition thereof; or

(b) the Administrative Agent is advised by the Required Banks by written notice that Term SOFR or Daily Simple SOFR does not adequately and fairly reflect the cost to such Banks of making or maintaining any affected applicable Loans, then, in each case, the Administrative Agent shall give notice thereof to the Borrower and the relevant Banks as promptly as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Banks to make Term SOFR Loans, Money Market Term SOFR Loans or Daily Simple SOFR Loans, as applicable, and any right of the Borrower to convert a Loan to, or continue a Loan (as applicable) as, a Term SOFR Loan, Money Market Term SOFR Loan or Daily Simple SOFR Loan, shall be suspended (to the extent of the affected Term SOFR Loans, the affected Money Market Term SOFR Loans, the affected Daily Simple SOFR Loans and the affected Interest Periods, as applicable), until the Administrative Agent (with respect to clause (b), at the instruction of the Required Banks) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans, Money Market Term SOFR Loans or Daily Simple SOFR Loans

(in each case, to the extent of the affected Loans or, in the case of Term SOFR Loans or Money Market Term SOFR Loans, the affected Interest Periods) or, failing that, in the case of any request for an affected Term SOFR Loan, affected Money Market Term SOFR Loan or affected Daily Simple SOFR Loan, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected (A) Term SOFR Loans or Money Market Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) Daily Simple SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 6.5. Subject to Section 6.8, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

6.3 Illegality. If any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its Applicable Lending Office to make, maintain or fund any Money Market Loans or any Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR then, upon notice thereof by such Bank to the Borrower (through the Administrative Agent) (each, an “Illegality Notice”), (a) any obligation of such Bank to make any applicable Affected Type of Loan, as applicable, and any right of the Borrower to convert Loans to, or continue Loans as, any applicable Affected Type of Loan shall be suspended and (b) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of any Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Bank (with a copy to the Administrative Agent), prepay or, if applicable, convert all Loans of any applicable Affected Type to another type of Loan (i) with respect to Term SOFR Loans or Money Market Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Banks may lawfully continue to maintain such Term SOFR Loans or Money Market Term SOFR Loans, as applicable, to such day, or immediately, if any Bank may not lawfully continue to maintain such or Term SOFR Loans or Money Market Term SOFR Loans, as applicable, to such day and (ii) with respect to Daily Simple SOFR Loans or Money Market Absolute Rate Loans, immediately. Upon any such prepayment or conversion, on a day other than the last day of the affected Interest Period, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 6.5.

6.4 Treatment of Affected Loans. If the obligation of any Bank to make Term SOFR Loans, Money Market Term SOFR Loans or Daily Simple SOFR Loans shall be suspended pursuant to Sections 6.1, 6.2 or 6.3 (loans of such type being herein called “Affected Loans” and such type being herein called the “Affected Type”), all Loans (other than Money Market Absolute Rate Loans) which would otherwise be made by such Bank as Loans of the Affected Type shall be made instead as Base Rate Loans and, if an event referred to in Sections 6.1(b), 6.2 or 6.3 has occurred and such Bank so requests by notice to the Borrower with a copy to the Administrative Agent, all Affected Loans of such Bank then outstanding shall be automatically converted into Base Rate Loans on the last day of the Interest Period applicable thereto or if required by applicable law on such earlier date specified by such Bank in such notice and, to the extent that Affected Loans are so made (or converted), all payments of principal which would otherwise be applied to such Bank’s Affected Loans shall be applied instead to such Loans.

6.5 Compensation. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (and the Borrower shall pay to the Administrative Agent for the account of each such Bank upon the request of such Bank through the Administrative Agent, such amount or amounts as shall compensate such Bank for any such loss, cost or expense incurred by such Bank):

(a) any payment, prepayment or conversion (in each case, whether voluntary or involuntary (including as a result of an Event of Default)) of a Term SOFR Loan or a Money Market Loan made by such Bank on a date other than the last day of an Interest Period for such Loan; or

(b) any failure by the Borrower to borrow, continue, convert or prepay, as applicable, a Term SOFR Loan or Money Market Loan to be made by such Bank on the date for such borrowing, continuation, conversion or prepayment, as applicable, specified in the relevant notice of borrowing, continuation, conversion or prepayment, as applicable, under Sections 2.3 or 5.5; or

(c) any assignment, at the Borrower’s request in accordance with Section 6.6, of any Term SOFR Loan or any Money Market Loan other than on the last day of the Interest Period applicable thereto;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the principal amount so paid, prepaid, assigned, or converted or not borrowed, continued, converted or prepaid for the period from the date of such payment, prepayment, assignment, or conversion or failure to borrow, continue, convert or prepay to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, continue, convert or prepay, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, continue, convert or prepay) at the applicable rate of interest for such Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid in respect of Dollar deposits in amounts comparable to the principal amount so paid, prepaid, assigned, or converted or not borrowed, continued, converted or prepaid and maturities comparable to the period from the date of such payment, prepayment, assignment or conversion or failure to borrow, continue, convert or prepay to the date described in (x) above placed with it by leading banks in the interbank market in which it would typically obtain Dollar deposits for purposes of such Loan (if such Loan is a Term SOFR Loan or Money Market Term SOFR Loan) or the United States secondary certificate of deposit market (if such Loan is a Money Market Absolute Rate Loan) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank). A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section 6.5 shall be conclusive so long as made reasonably and in good faith and without manifest error. The Borrower shall pay the Administrative Agent for the account of such Bank the amount shown as due on any such certificate within 10 days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans, reimbursement obligations and all other amounts payable hereunder.

6.6 Replacement Banks. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, at any time, replace any Bank that has requested compensation from the Borrower pursuant to Section 6.1 or 6.7 hereof, or whose obligation to make additional Term SOFR Loans or Money Market Loans has been suspended pursuant to Section 6.1(b) or 6.3 hereof, or any Bank that is a Defaulting Bank (any such Bank being herein called an “Affected Bank”) by giving not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify such Affected Bank and each other Bank) that it intends to replace such Affected Bank with one or more other lenders (including any Bank) selected by the Borrower and acceptable to the Administrative Agent (which shall not unreasonably withhold its consent). The method (whether by assignment or otherwise) of and documentation for such replacement shall be either a Transfer Supplement substantially in the form of Exhibit I or otherwise acceptable to the Affected Bank and the Administrative Agent (which shall not unreasonably withhold their consent and shall cooperate with the Borrower in effecting such replacement). Upon the effective date of any replacement under this Section 6.6(a) (and as a condition thereto), the Borrower shall, or shall cause the replacement lender(s) to, pay to the Affected Bank being replaced any amounts owing to such Affected Bank hereunder (including, without limitation, interest, Facility Fees, compensation and additional amounts under this Section 6, in each case accrued to the effective date of such replacement), whereupon each replacement lender shall become a “Bank” for all purposes of this Agreement having a Commitment in the amount of such Affected Bank’s Commitment assumed by it, and such Commitment of the Affected Bank being replaced shall be terminated upon such effective date and all of such Affected Bank’s rights and obligations under this Agreement shall terminate (provided that the obligations of the Borrower under Sections 6.1, 6.5, 6.7 and 13.3 hereof to such Affected Bank shall survive such replacement as provided in Section 13.6).

(a) So long as no Default shall have occurred and be continuing, if at any time a Bank, together with its Affiliates, holds more than 15% of the total Commitments and/or Loans (any such Bank, together with its Affiliates, an “Excess Bank” and such amount in excess of 15% of the total Commitments and/or Loans, the “Excess Amount”), the Borrower may request that the Excess Bank assign the Excess Amount to one or more Non-Excess Banks so that after giving effect to such assignment the assignor Bank is no longer an Excess Bank and the assignee Banks are not Excess Banks. A “Non-Excess Bank” means a lender (including any Bank) selected by the Borrower and, in the case of a lender that is not an existing Bank, acceptable to the Administrative Agent (which shall not unreasonably withhold its consent). The method of and documentation for such assignment shall be a Transfer Supplement substantially in the form of Exhibit I. Upon the effective date of any assignment under this Section 6.6(b) (and as a condition thereto), the Borrower shall cause the Non-Excess Bank to, assume, in the case of Commitments, and pay, in the case of Loans to the Excess Bank its portion of the Excess Amounts so being assigned (including interest, Facility Fees, compensation and additional amounts under this Section 6, in each case accrued to the effective date of such assignment). In the case of a lender that was not a Bank prior to the assignment, such lender shall become a “Bank” for all purposes of this Agreement having a Commitment in the amount of the Commitment assumed by it, and such Commitment of the Excess Bank being assigned shall be terminated upon such effective date.

6.7 Taxes. Except as expressly provided in Section 6.7(b), all payments (whether of principal, interest, fees, reimbursements or otherwise) by the Borrower under this Agreement and the Notes shall be made without set-off or counterclaim and shall be made free and clear of and without deduction or withholding for any present or future tax, levy, impost or any other similar charge and all interest, penalties or similar liabilities with respect thereto (“Taxes”), if any, now or hereafter imposed by the United States government or any Governmental Authority thereof other than (i) income or franchise taxes imposed on (or measured by) net income or net earnings by any such tax authority, (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 13.5(b) relating to the maintenance of a Participant Register and (iii) any U.S. federal withholding Taxes imposed under FATCA (all such non-excluded taxes, levies, imposts and other similar amounts, “Non-Excluded Taxes”). In the event that any Non-Excluded Taxes are required by law to be deducted or withheld from any payments by the Borrower, the Borrower shall pay to the Administrative Agent, on the date of each such payment, such additional amounts as may be necessary in order that the net amounts received by Administrative Agent and the Banks after such deduction or withholding shall equal the amounts which would have been received if such deduction or withholding were not required, provided that the Borrower shall not be required to pay such additional amounts to any Non-U.S. Bank unless such Bank complies with the provisions of clause (b) below. The Borrower shall confirm that all applicable Non-Excluded Taxes, if any, imposed on this Agreement and the Notes or transactions hereunder shall have been properly and legally paid by it to the appropriate Governmental Authority by sending official tax receipts or notarized copies of such receipts to the Administrative Agent within 30 days after payment of any applicable Non-Excluded Taxes. For purposes of this Section 6.7, the term “law” shall include FATCA.

(a) With respect to each Bank and SPC (including each Purchasing Bank that becomes a party to this Agreement pursuant to Section 13.5(c)) which is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Bank”), on or prior to the first date on which such Bank becomes a party to this Agreement, each such Bank shall provide the Administrative Agent and the Borrower with the Internal Revenue Service Form W-8 BEN or Form W-8 ECI or any subsequent versions thereof or successors thereto certifying as to such Bank’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder. In addition, each Bank that is a United States person under Section 7701(a)(30) of the Internal Revenue Code for U.S. federal income tax purposes (a “U.S. Bank”), on or prior to the date of its execution of this Agreement in the case of each U.S. Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank (including, without limitation, a Purchasing Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.5), shall provide the Administrative Agent and the Borrower with its Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto certifying as to such U.S. Bank’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such U.S. Bank hereunder. If a payment (whether of principal, interest, fees, reimbursements or otherwise) by the Borrower under this Agreement and the Notes would be subject to U.S. federal withholding tax imposed by FATCA if the applicable Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 6.7(b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Non-U.S. Bank or U.S. Bank, as the case may be, shall from time to time thereafter for so long as such Non-U.S. Bank or U.S. Bank, as the case may be, is legally entitled to do so promptly deliver to the Borrower and the Administrative Agent all such forms required pursuant to this Section 6.7(b) upon the obsolescence or invalidity of any form previously delivered by it. Unless the Borrower and the Administrative Agent, as applicable, have received such forms and such other documents reasonably requested by the Administrative Agent or the Borrower indicating that payments hereunder are not subject to United States withholding tax, the Borrower or the Administrative Agent, as applicable, shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Non-U.S. Bank or U.S. Bank, as the case may be. Notwithstanding anything to the contrary in this Section 6.7, the Borrower shall be obligated to gross-up any payments to any Bank or Administrative Agent (including, without limitation, a Purchasing Bank that is an assignee or a transferee of an interest under this Agreement or a successor Administrative Agent) in the manner set forth in Section 6.7(a) in respect of the sum of (i) any amounts deducted or withheld by it pursuant to this Section 6.7(b) as a result of changes after the date on which such Bank or Administrative Agent became a party hereto in any applicable law, treaty, governmental rule, regulation, order, or interpretation thereof, relating to the deducting or withholding of taxes and (ii) in the case of a Purchasing Bank or successor Administrative Agent, the amount to which its assignor or predecessor was entitled under this Section 6.7, provided, however, that the amount payable pursuant to clause (ii) shall not exceed the actual amount of Non-Excluded Taxes actually imposed with respect to payments to such Purchasing Bank or successor Administrative Agent; and provided, further that the Borrower may set off against such amounts any penalties and interest arising out of a Bank’s failure to timely provide any form requested to be provided pursuant to this Section 6.7(b) within 30 days of such Bank’s receipt of the Borrower’s written request for such form.

(b) The Borrower shall indemnify each Bank and the Administrative Agent on an after-tax basis for the full amount of Non-Excluded Taxes imposed on or with respect to amounts payable under this Agreement or the Notes, paid by such Bank or Administrative Agent and any liability (including penalties, interest and expenses) arising therefrom. Payment of this indemnification shall be made within 30 days from the date such Bank or Administrative Agent makes a written demand therefor. Such written demand shall include a certificate setting forth in reasonable detail the type and amount of such Non-Excluded Taxes. Any such certificate submitted in good faith by such Bank or Administrative Agent to the Borrower shall, absent manifest error, be conclusive and binding on all parties.

(c) If any Bank determines in its sole discretion that it has actually received or realized any refund of tax, any reduction of, or credit against, its tax liabilities or otherwise recovered any amount in connection with any deduction or withholding, or payment of any additional amount, by the Borrower pursuant to this Section 6.7 or Section 13.3, such Bank shall reimburse the Borrower an amount that such Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, and net of all expenses incurred by such Bank in connection with such refund which was actually obtained by such Bank as a consequence of such refund, reduction, credit or recovery; provided, that nothing in this clause (d) shall require any Bank to make available its tax returns (or any other information relating to its taxes which it deems to be confidential). The Borrower shall return such amount to such Bank in the event that such Bank is required to repay such refund of tax or is not entitled to such reduction of, or credit against, its tax liabilities.

6.8 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Banks and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 6.8(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 6.8(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 6.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 6.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify, in consultation with the Borrower the definition of “Interest Period” for any affected Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for such Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for such Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify, in consultation with the Borrower, the definition of “Interest Period” for all affected Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any request for a borrowing of, conversion to or continuation, as applicable, of Term SOFR Loans, Money Market Term SOFR Loans or Daily Simple SOFR Loans to be made, converted or continued, as applicable, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected (A) Term SOFR Loans or Money Market Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) Daily Simple SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, but shall not be required to pay any additional amounts that would otherwise be required pursuant to Section 6.5. During a Benchmark Unavailability Period with respect to the Benchmark or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 7. Conditions Precedent.

7.1 Effective Date. The occurrence of the Effective Date is subject to the satisfaction of each of the following conditions:

(a) Receipt by the Administrative Agent of the following each of which shall be satisfactory in form and substance to the Administrative Agent:

(i) (A) An executed counterpart of this Agreement signed by each of the Borrower, the Banks and the Administrative Agent and (B) Notes executed by the Borrower in favor of each Bank requesting Notes.

(ii) Officer’s Certificate for the Borrower, substantially in the form of Exhibit G with appropriate insertions, together with copies of the articles of incorporation, by-laws, certificate of good standing (together with an entity status letter from the Franchise Tax Board) from the Borrower’s jurisdiction of incorporation and Funding Committee resolutions of the Borrower. Such certificate shall also specify each of the officers (A) who is authorized to sign the Credit Documents on behalf of the Borrower (including a specimen signature of such officers), and (B) who will, until replaced by other Authorized Officers for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby. Each of the Administrative Agent and the Banks may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary.

(iii) A copy of the HMC Support Agreement, certified by the Borrower to be a true and complete copy, and satisfactory in form and substance to the Administrative Agent and the Banks.

(iv) An Officer’s Certificate for HMC, satisfactory in form and substance to the Administrative Agent and the Banks, together with, a copy of an English translation of the articles of incorporation of HMC. Each of the Administrative Agent and the Banks may conclusively rely on such a certificate until it receives notice in writing from HMC to the contrary.

(v) A written confirmation from HMC that (A) the Loans will constitute “Debt” as such term is used in the HMC Support Agreement and (B) the HMC Support Agreement is valid.

(vi) A favorable signed opinion of Fennemore LLP, special counsel to the Borrower in form and substance satisfactory to the Administrative Agent and as to matters customary for transactions contemplated by this Agreement.

(vii) A signed opinion of Mori Hamada & Matsumoto, special Japan counsel to HMC, substantially in the form of Exhibit H.

(viii) Evidence satisfactory to the Administrative Agent and its counsel that HMC has appointed an agent for service of process in the State of New York.

(ix) Evidence satisfactory to the Administrative Agent and its counsel of the acceptance by the agent for service of process for the Borrower.

(x) Evidence that there shall not have occurred a material adverse change since March 31, 2025 in the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date.

(xi) At least three (3) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and OFAC, to the extent requested by the Administrative Agent or any Bank at least seven (7) Business Days prior to the Effective Date. At least three (3) Business Days prior to the Effective Date, to the extent requested by the Administrative Agent or any Bank at least seven (7) Business Days prior to the Effective Date, the Borrower shall deliver a Beneficial Ownership Certification in relation to the Borrower.

(b) The Existing Facility shall have been terminated and all obligations and fees thereunder shall have been paid in full.

(c) The Borrower shall have paid all fees, costs and expenses agreed in writing to be paid by it to the Agents and the Banks, as applicable, in connection herewith (including pursuant to any fee letters) to the extent due.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees and disbursements as shall constitute its reasonable estimate of such fees and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e) No Default or Event of Default shall exist, or would result from the transactions contemplated hereby.

(f) The representations and warranties made by the Borrower in Section 8 shall be true and correct on and as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true correct and in all respects as of such earlier date).

7.2 All Loans. The obligation of each of the Banks to make its Loans to the Borrower upon the occasion of each borrowing hereunder (including the initial borrowing) is subject to the further conditions precedent that:

(a) No Default or Event of Default shall have occurred and be continuing or will result from the making of such Loans.

(b) Except as previously disclosed by the Borrower in writing and waived in accordance with Section 13.4, the representations and warranties made by the Borrower in Section 8 (excluding Section 8.4(b)) shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies to any representation or warranty, such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loans before and after giving effect to such Loan and the application of the proceeds therefrom with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true correct and in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies to any representation or warranty, such representation or warranty shall be true and correct in all respects) as of such earlier date).

(c) After giving effect to such Loans, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments.

(d) Delivery by the Borrower of a certificate dated the date of the proposed borrowing and certified by an Authorized Officer of the Borrower that states that (i) the HMC Support Agreement has not been amended, supplemented or otherwise modified since the last delivery of an executed copy of the HMC Support Agreement or any amendment or modification thereof pursuant to Section 9.10 and (ii) that the Borrower is not in the process of amending, supplementing or otherwise modifying the HMC Support Agreement.

Each borrowing of Loans hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the facts specified in clauses (a) through (d) of this Section 7.2.

Section 8. Representations and Warranties. The Borrower represents and warrants to the Banks that:

8.1 Organization and Good Standing. The Borrower is duly organized and validly existing as a corporation in good standing under the laws of the State of California, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted. Each Subsidiary is duly organized and validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

8.2 Due Qualification. The Borrower and each Subsidiary is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

8.3 Power and Authority. The Borrower has the corporate power and the authority to execute and deliver the Credit Documents to which it is a party and to carry out their respective terms; and the execution, delivery and performance of each Credit Document to which it is a party have been duly authorized by the Borrower by all necessary corporation action.

8.4 Financial Statements. The Borrower has heretofore furnished the Administrative Agent and the Banks copies of its audited financial statements for the three fiscal years ended March 31, 2025. Such financial statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles followed throughout the periods involved and present fairly the financial condition of the Borrower as at the dates thereof and the results of the operations and the change in the financial position of the Borrower for the periods indicated. The Borrower has no contingent liabilities or other contracts or commitments not disclosed in its financial statements.

(a) Since March 31, 2025 there has been no material adverse change in the business, operations or financial condition of the Borrower.

8.5 No Consents. No consent, approval, authorization, order or decree of, or notice to or filing with, any Governmental Authority is required for the consummation of the transactions contemplated by the Credit Documents.

8.6 Binding Obligations. Each Credit Document constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

8.7 No Violation. The execution, delivery and performance of each Credit Document by the Borrower and the fulfillment of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws (or similar organizational documents) of the Borrower, nor conflict with or violate any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Borrower is a party or by which it is bound; nor result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or, to the best of its knowledge, any order, rule or regulation applicable to the Borrower of any Governmental Authority having jurisdiction over the Borrower or its properties; which breach, default, conflict, Lien or violation would have a Material Adverse Effect.

8.8 No Proceedings. There are no proceedings or investigations pending, or to the Borrower’s best knowledge, threatened, before any Governmental Authority having jurisdiction: (i) asserting the invalidity of any Credit Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Credit Document, or (iii) seeking any determination or ruling that would have a Material Adverse Effect.

8.9 Compliance with Laws. The Borrower and each Principal Subsidiary is in compliance with all laws, rules and regulations to which its business is subject, except to the extent that any non-compliance would not have a Material Adverse Effect.

8.10 ERISA. The Borrower and, to the best of the Borrower’s knowledge, its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA. Neither the Borrower nor, to the best of the Borrower’s knowledge, any ERISA Affiliate has incurred any material accumulated funding deficiency within the meaning of ERISA and has not incurred any material liability to the PBGC in connection with any Plan (which the PBGC has elected to insure) established or maintained by the Borrower or such ERISA Affiliate.

8.11 Payment of Taxes. The Borrower and each Principal Subsidiary has paid all taxes, assessments, governmental charges and other similar obligations, except liabilities being contested in good faith and for which there are adequate reserves in accordance with generally accepted accounting principles and where the failure to so pay would not in the aggregate have a Material Adverse Effect.

8.12 Investment Company Act. The Borrower is not, and will not as a result of the entering into and performance of this Agreement become an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or an “affiliated person” of any such “investment company” that is registered or is required to be registered under the Investment Company Act (or an “affiliated person” of any such “affiliated person”), as such terms are defined in the Investment Company Act.

8.13 No Margin Credit. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and will not use the proceeds of any of the Loans for the purpose of purchasing or carrying Margin Stock.

8.14 No Material Misstatement or Omission. Neither this Agreement nor any other Credit Document nor any document (including, without limitation, the Information Memorandum), certificate or statement furnished to the Administrative Agent or the Banks by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading.

8.15 HMC Support Agreement. The obligations of the Borrower in respect of the Credit Documents constitute “Debt” (as defined in the HMC Support Agreement) and the term “Debt” as defined in the HMC Support Agreement includes the obligations under this Agreement in whatever amount the Borrower may from time to time authorize by resolution of its Board of Directors.

8.16 No Proposed Changes to HMC Support Agreement. There has been no submission of any proposed amendment or modification or termination of the HMC Support Agreement to any Rating Agency, as such term is defined in the HMC Support Agreement, other than submissions (i) that are incorporated into the HMC Support Agreement delivered to the Administrative Agent pursuant to Section 9.10 or (ii) that have been withdrawn from consideration by such Rating Agency or (iii) copies of which have been previously delivered to the Administrative Agent for prompt delivery to each Bank.

8.17 Anti-Money Laundering Laws. The operations of the Borrower have been conducted in compliance with any Anti-Money Laundering Laws, except where the failure to be in such compliance would not, singly or in the aggregate, result in a Material Adverse Effect. No action, suit or proceeding by or before any Governmental Authority involving the Borrower with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

8.18 OFAC; Anti-Corruption Laws. (a) Neither the Borrower, its Subsidiaries or their respective directors and officers, nor, to the knowledge of the Borrower, any of their respective agents, employees or controlled affiliates is an individual or entity currently the subject or target of any Sanctions.

(b) The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions applicable to the Borrower and its Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

8.19 Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

8.20 Beneficial Ownership Certification. As of the Effective Date, the information in any Beneficial Ownership Certifications delivered to the Administrative Agent or any Bank is true and correct in all material respects.

8.21 Covered Entities. The Borrower is not a Covered Entity.

8.22 Outbound Investment Rules. Neither Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Banks to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Banks to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 9. Affirmative Covenants. The Borrower agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

9.1 Information; Notices. Financial Reporting. The Borrower will deliver to the Administrative Agent for prompt delivery to each Bank:

(i) Annual Reporting. as soon as available, and in any event within 90 days after the close of each of its fiscal years, an unqualified audit report certified by KPMG LLP, or other independent certified public accountants of nationally recognized standing, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, statement of income, statement of stockholder’s equity, and statement of cash flows;

(ii) Quarterly Reporting. as soon as available, and in any event within 45 days after the close of each of the first and third quarterly periods of each of the Borrower’s fiscal years, commencing with the quarterly period ending on June 30, 2026, for itself and its Subsidiaries, a consolidated unaudited balance sheet as of the close of such period and consolidated statement of income, for the period from the beginning of such fiscal year to the end of such quarter;

(iii) Semi-Annual Reporting. as soon as available, and in any event within 45 days after the close of the Borrower’s second quarterly period of each of its fiscal years, commencing with the quarterly period ending on September 30, 2026, for itself and its Subsidiaries, a consolidated unaudited balance sheet as of the close of such period and consolidated statement of income, for the period from the beginning of such fiscal year to the end of such quarter;

(iv) Compliance Certificate. together with the financial statements and calculations required to be delivered under clauses (i), (ii) and (iii) above, an Officer’s Certificate dated the date of such annual financial statement or, in the case of a quarterly certificate delivered at any other time, as of the date of such certificate, as the case may be, and stating that no Default has occurred and is continuing, or if there is any such Default, describing it and the steps, if any, being taken to cure it, and containing a computation of the Borrower’s tangible net worth in accordance with Section 9.9; provided, that the Borrower will not be required to deliver the Officer’s Certificate described in this Section 9.1(a)(iv) so long as the financial statements required under Sections 9.1(a)(i), (a)(ii) and (a)(iii) above have been timely filed with the SEC; and

(v) Shareholders Statements and Reports. promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements publicly available or generally available to its creditors, reports and proxy statements so furnished.

(b) Notices. The Borrower will deliver to the Administrative Agent and each Bank, promptly, but in any event within five (5) Business Days, upon learning of the occurrence of any of the following, a notice of:

(i) Default. any Default, which notice shall describe such Default and the steps, if any, being taken with respect thereto; and

(ii) Debt Ratings. any change in the Borrower’s Debt Ratings.

(c) Other Information. The Borrower will deliver to the Administrative Agent or any Bank such other information (including non-financial information) publicly available or generally available to any of the Borrower’s or its Subsidiaries’ creditors as the Administrative Agent or such Bank may from time to time reasonably request.

(d) Electronic Delivery. Any document required to be delivered by the Borrower pursuant to this Section 9.1 that is posted to the website maintained by the Securities and Exchange Commission (“SEC”) shall be deemed to have been so delivered on the date on which they are posted to such website. Documents required to be delivered by the Borrower pursuant to this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are received by the Administrative Agent or, as applicable, any Bank. Notwithstanding the foregoing, the Borrower shall deliver paper copies of (i) the compliance certificate required by Section 9.1(a)(iv), if any, and (ii) any documents required to be delivered pursuant to this Section 9.1 (other than documents posted to the website maintained by the SEC) to the extent that the Administrative Agent or, as applicable, any Bank requests in writing that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Administrative Agent or such Bank, as applicable. Further except as set forth in Section 9.1(a), notwithstanding anything contained herein, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

9.2 Conduct of Business; Corporate Existence. The Borrower will, and will cause each Principal Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or any related business and, subject to Section 10.2, to do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and maintain all requisite corporate power and authority to own its properties and conduct its business as such properties are currently owned and such business is presently conducted or any related business.

9.3 Compliance with Laws. The Borrower will, and will cause each Principal Subsidiary to, comply with all laws, rules and regulations its business is subject, except to the extent that any non-compliance would not have a Material Adverse Effect.

9.4 Payment of Taxes. The Borrower will pay and cause each Principal Subsidiary to pay all taxes, assessments, governmental charges and other similar obligations, except liabilities being contested in good faith and for which there are adequate reserves in accordance with generally accepted accounting principles and where the failure to so pay would not in the aggregate have a Material Adverse Effect.

9.5 ERISA. The Borrower will comply in all material respects with the applicable provisions of ERISA and furnish to the Administrative Agent, (a) as soon as possible, and in any event within 30 days after the Borrower has knowledge that any Reportable Event with respect to any Plan with vested unfunded liabilities in excess of $5,000,000 has occurred, a statement setting forth details as to such Reportable Event and the action that the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC, and (b) promptly after receipt thereof, a copy of any notice the Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any Plan with vested unfunded liabilities in excess of $5,000,000 or to appoint a trustee to administer any Plan with vested unfunded liabilities in excess of $5,000,000.

9.6 Keeping of Records and Books. The Borrower will keep books of record and account of the Borrower and its Principal Subsidiaries in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities.

9.7 Access and Inspection of Records. The Borrower will permit, at any time and from time to time during regular business hours and upon reasonable prior notice to the Borrower, any Agent or Bank or their respective agents or representatives for purposes relating to the Commitments or the Loans, (i) to examine and make copies of and abstracts from its books and records, (ii) to visit the offices and properties of the Borrower, and (iii) to discuss matters relating to the financial condition of the Borrower or the Borrower’s performance hereunder with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters.

9.8 Ranking of Obligations. All the obligations and liabilities of the Borrower hereunder rank, and will rank, pari passu in right of payment with all other unsubordinated Debt of the Borrower.

9.9 Maintenance of Positive Consolidated Tangible Net Worth. The Borrower will maintain at all times a positive consolidated tangible net worth in accordance with generally accepted accounting principles. For purposes of this Section 9.9, “tangible net worth” will mean (a) shareholders’ equity less (b) any intangible assets.

9.10 Copy of Amendments or Modifications of the HMC Support Agreement. Promptly after the date that any amendment or modification of the HMC Support Agreement has become effective, the Borrower will deliver a copy of such amendment or modification to the Administrative Agent certified by an Authorized Officer of the Borrower to be a true and complete copy of the same.

9.11 USA Patriot Act. The Borrower shall promptly, following a request by the Administrative Agent or any Bank, provide all documentation and other information that the Administrative Agent or such Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws including the Patriot Act and the Beneficial Ownership Regulation.

Section 10. Negative Covenants. The Borrower agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

10.1 Negative Pledge. The Borrower will not at any time, directly or indirectly, create, assume or suffer to exist, and will not cause, suffer or permit any Subsidiary to create, assume or suffer to exist, any Lien of or upon any of its or their properties or assets, real or personal, whether owned on the date of this Agreement or hereafter acquired, or of or upon any income or profit therefrom.

(a) Nothing in this Section 10.1 shall be construed to prevent the Borrower or any Subsidiary from creating, assuming or suffering to exist, and the Borrower or any Subsidiary is hereby permitted to create, assume or suffer to exist any of the following Liens:

(i) any Lien, in addition to those otherwise permitted by this Section 10.1(b), securing Debt of the Borrower or any Subsidiary, and refundings or extensions of any such Debt for amounts not exceeding the principal amount of the Debt so refunded or extended at the time of the refunding or extension thereof and covering only the same property theretofore securing the same; provided that at the time such Debt was initially incurred, the aggregate amount of secured Debt permitted by this paragraph (i), after giving effect to such incurrence, does not exceed 30% of the Consolidated Net Tangible Assets of the Borrower; “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other items deductible from the gross book value of specific assets amounts) after deducting therefrom (A) all current liabilities and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of the Borrower and its consolidated Subsidiaries, calculated as of the date of the most recently prepared quarterly consolidated financial statements prepared in accordance with generally accepted accounting principles;

(ii) Liens arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceeding for review or Liens incurred by the Borrower or such Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or such Subsidiary is a party;

(iii) Liens for taxes which are not yet subject to penalties for non-payment or which are being contested;

(iv) any Lien arising in connection with a Securitization Transaction;

(v) the pledge of receivables payable in currencies other than Dollars to secure borrowings in countries other than the United States or its possessions;

(vi) any Lien securing the performance of any contract or undertaking not, directly or indirectly, in connection with the borrowing of money, obtaining of advances or credit or the securing of Debt, if made and continuing in the ordinary course of business;

(vii) any Lien to secure non-recourse obligations in connection with the Borrower’s or any Subsidiary’s engaging in leveraged or single-investor lease transactions;

(viii) any Liens or restrictions on property acquired or sold by the Borrower or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables or leases;

(ix) any deposit of assets of the Borrower or any Subsidiary with any surety company or officer of any court, or in escrow as collateral in connection with, or in lieu of, any bond on appeal by the Borrower or any Subsidiary from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Borrower or any Subsidiary or to exercise any privilege or license, performance of bids, contracts or leases or to secure other public or statutory obligations of the Borrower or any Subsidiary or other similar deposits or pledges made in the ordinary course of business;

(x) any Lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition thereof (whether through purchase or through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(xi) mechanic’s, workmen’s, repairmen’s, materialmen’s or carriers’ Liens or other similar Liens or other similar Liens arising in the ordinary course of business or deposits or pledges to obtain the release of any such Liens;

(xii) minor survey exceptions, or minor encumbrances, assessments or reservations of, or rights of other for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, assessments, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Borrower;

(xiii) the pledge of any assets to secure any financing by the Borrower or any Subsidiary of the exporting of goods to or between, or the marketing thereof in, countries other than, with respect to the Borrower, the United States, and with respect to any Subsidiary the country of domicile of such Subsidiary, in connection with which the Borrower or any Subsidiary reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(xiv) any Lien in favor of the United States or Canada or any state or province thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(xv) any Liens on deposit accounts created in the ordinary course of business in connection with the provision of cash management or other ordinary course of business services, provided such Liens are not created specifically to provide collateral for Debt;

(xvi) any Liens to secure obligations with respect to any interest rate, foreign currency exchange, swap, collar, cap or similar agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities; and

(xvii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (ii) to (xv) inclusive, provided, however, that the amount of any and all obligations and indebtedness secured thereby does not exceed the amount thereof so secured immediately prior to the time of such extensions, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property) and provided further, that the Borrower or any Subsidiary is free to substitute collateral of equal value for the existing collateral in any transaction covered by the foregoing clauses (ii) to (xv) inclusive.

10.2 Limitation on Mergers and Consolidations. The Borrower will not, nor will it permit any Principal Subsidiary to, enter into any transaction of merger, consolidation or division; provided, however, that:

(a) any Subsidiary may merge or consolidate with or into the Borrower or any other Subsidiary so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(b) any Principal Subsidiary may merge or consolidate with or into any Person if (i) the Principal Subsidiary shall be the surviving or continuing Person and (ii) at the time of such consolidation or merger and after giving effect thereto no Default shall have occurred and be continuing; and

(c) the Borrower may consolidate or merge with any other Person if (i) the Borrower shall be the surviving or continuing Person and (ii) at the time of such consolidation or merger and after giving effect thereto no Default shall have occurred and be continuing.

10.3 Disposition of Assets. The Borrower will not, nor will it permit any Principal Subsidiary to, liquidate or dissolve itself (or suffer any liquidation or dissolution), or transfer, convey, sell, lease, or otherwise dispose of any of its assets, including pursuant to a division.

(a) Nothing in this Section 10.3 shall be construed to prohibit any of the following dispositions (whether by sale, lease or otherwise):

(i) the liquidation or dissolution of any Principal Subsidiary in connection with a merger or consolidation permitted by the provisions of Section 10.2;

(ii) the conveyance of any assets by a Subsidiary to the Borrower or to another Principal Subsidiary;

(iii) any disposition made in the ordinary course of business of the Borrower or any Principal Subsidiary;

(iv) any disposition of Receivables, Receivables Related Assets or any undivided or beneficial ownership interests therein (whether such Receivables or Receivables Related Assets are then existing or arising in the future) in connection with a Securitization Transaction;

(v) any disposition of investments listed or dealt in on any securities exchange or any nationally recognized securities market; and

(vi) a transfer by the Borrower of all or any portion of its interest in Honda Canada Finance Inc. to an Affiliate; provided that such transfer is for at least the fair market value of such interest as determined in good faith by the Borrower’s board of directors.

10.4 Use of Proceeds. The Borrower will not use the proceeds of the Loans (a) for other than general corporate purposes or (b) for the purpose of purchasing or carrying Margin Stock. The Borrower will not request any Loan and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.5 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Affiliate (other than the Borrower or any Subsidiary) except:

(a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate;

(b) that any Affiliate may make one or more investments in any Subsidiary of the Borrower, provided that each such investment is effected for at least the fair market value thereof, as determined in good faith by such Subsidiary’s board of directors;

(c) Securitization Transactions; provided such Securitization Transaction are on reasonable terms no less favorable to the Borrower or such Subsidiary than would have been obtained in a comparable arm’s length transaction; or

(d) transactions between Honda Canada Finance Inc. and Honda Canada Inc.

10.6 Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Banks to be in violation of the Outbound Investment Rules or cause Administrative Agent or the Banks to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 11. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Loan on which such payment is due or (ii) any payment of interest on any Loan or any other amount due hereunder within three (3) Business Days following the date on which such payment is due; or

(b) Any representation or warranty made or deemed made by the Borrower herein or made in any document, certificate or financial statement delivered in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Borrower shall fail to perform or observe any covenant contained in Sections 9.1(b)(i), 9.2 (solely with respect to the existence of the Borrower), 9.8, 9.9, 9.10 or 10 of this Agreement; or

(d) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 30 calendar days after the earlier of (i) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Bank or (ii) the date the Borrower first obtains knowledge of such failure to perform, or observe any other term, covenant or agreement in the Agreement on its part to be performed or observed; or

(e) The Borrower or any of the Principal Subsidiaries shall (i) fail to pay any principal of any Debt (but excluding Debt evidenced by the Notes) of the Borrower or such Principal Subsidiary (as the case may be), or any interest or premium thereon, when due whether by acceleration or otherwise, beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any provision of any note, agreement, indenture, guaranty or other document evidencing or relating to any Debt, or any other event or condition shall occur or exist, if the effect of such default, event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause such Debt to become due prior to its stated maturity; and in the case of clauses (i) and (ii) the principal amount of such Debt exceeds $400,000,000 individually or in the aggregate; or

(f) Any Credit Party or any Principal Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against any Credit Party or any Principal Subsidiary in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced against any Credit Party or any Principal Subsidiary, without the application or consent of such Credit Party or such Principal Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Credit Party or such Principal Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of such Credit Party or such Principal Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Credit Party or such Principal Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h) (i) A final judgment or order for the payment of money shall be entered against the Borrower or any Principal Subsidiary (A) which, within 30 days after the entry thereof, has not been discharged or execution thereof has not been stayed pending appeal or (B) as to which any enforcement proceeding (other than the mere filing of a notice of a judgment Lien) shall have been commenced (and not stayed) by any creditor thereon and (ii) the aggregate amount of all such final judgments or orders meeting the criteria set forth in (A) or (B) of clause (i) exceeds $400,000,000 (net of any amounts covered by insurance); or

(i) With respect to any Plan with vested unfunded liabilities in excess of $10,000,000: (i) any Reportable Event shall occur, (ii) any Person shall initiate any action or institute any proceedings to terminate such Plan or (iii) a trustee shall be appointed to administer such Plan; or

(j) HMC’s obligations in relation to the HMC Support Agreement are or become invalid, voidable or unenforceable in any respect for any reason whatsoever or HMC shall fail to meet its obligations under the HMC Support Agreement; or

(k) the HMC Support Agreement shall be amended or modified (other than an amendment or modification that (i) has no effect on the Borrower’s rating with Moody’s or any other nationally recognized rating agency, (ii) does not affect the Banks in an adverse manner or (iii) does not affect the rights of the Banks as third party beneficiaries therein) without, in each case, the consent of the Required Banks, which consent will not be unreasonably withheld, or terminated or HMC or Borrower gives notice that it intends to terminate the HMC Support Agreement; or

(l) the Borrower ceases to be at least 80% owned and controlled directly or indirectly, by HMC.

THEREUPON: (I) in the case of an Event of Default other than one referred to in clauses (f) or (g) of this Section 11 relating to the Borrower, the Administrative Agent, upon request of the Required Banks, shall by notice to the Borrower, terminate the Commitments and/or declare the principal amount then outstanding of and the accrued interest on the Loans and all other amounts payable by the Borrower hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (II) in the case of the occurrence of an Event of Default referred to in clauses (f) or (g) of this Section 11 relating to the Borrower, the Commitments shall be automatically terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes shall become automatically and immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

Section 12. The Agents.

12.1 Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank. No other Agent shall have any duties or responsibilities under this Agreement. Neither the Administrative Agent nor any Agent shall be responsible to the Banks for any recitals, statements, representations or warranties of any Person (other than the Administrative Agent or any Agent) contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or for any failure by the Borrower to perform any of its obligations hereunder. The motivations of the Administrative Agent and other Agents are commercial in nature and not to invest in the general performance or operations of the Borrower. The Administrative Agent may employ agents and attorneys-in-fact but shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact who are not its own employees and who are selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as determined in the final judgment of a court of competent jurisdiction.

12.2 Reliance by Agents. The Administrative Agent and each of the Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, e-mail or any electronic message) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or any of the Agents. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

12.3 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment and the Borrower). The Administrative Agent shall (subject to Section 12.7) take such action with respect to such Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks; provided, further, that the Administrative Agent shall not be required to take any such action which it determines to be contrary to law.

12.4 Rights as a Bank. With respect to its Commitment and the Loans made by it, MUFG and each Bank which is also an Agent, in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Agent in its individual capacity. The Administrative Agent and each of the other Agents and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates or its Subsidiaries) as if it were not acting as Administrative Agent or Agent, and the Administrative Agent and each of the other Agents may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

12.5 Indemnification. The Banks agree to indemnify the Administrative Agent and the Auction Agent (to the extent not reimbursed under Section 13.3, but without limiting the obligations of the Borrower under said Section 13.3), ratably in accordance with the aggregate principal amount of the Loans made by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or any other Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 13.3 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined in the final judgment of a court of competent jurisdiction.

12.6 Non-Reliance on Agents and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Each Bank represents and warrants that, in participating as a Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank, in each case in the ordinary course of business and not for the purpose of investing in the general performance or operations of the Borrower, and agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws. Neither the Administrative Agent nor any other Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, neither the Administrative Agent nor any other Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Administrative Agent or any other Agent or any of its affiliates.

12.7 Failure to Act. Except for action expressly required of the Administrative Agent hereunder the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it for reason of taking or continuing to take any such action.

12.8 Resignation/Substitution of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of the Borrower (which may not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of the Borrower (which may not be unreasonably withheld), which shall be a bank having capital and surplus of at least $1,000,000,000 and organized under the laws of any country (or any political subdivision thereof) that is a member of the Organization for Economic Cooperation and Development. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

(a) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Borrower may substitute the Administrative Agent at any time, upon 30 days’ written notice to the Banks and the Administrative Agent, notifying them of the substitution and nominating a proposed successor Administrative Agent, which shall be a Bank having capital and surplus of at least $1,000,000,000 and organized under the laws of any country (or any political subdivision thereof) that is a member of the Organization for Economic Cooperation and Development (any such Bank, a “Qualified Successor”). Upon the consent of the Required Banks to the appointment of such nominee and acceptance by such nominee of its appointment (or, if later, the thirtieth day after the Borrower’s delivery of such notice), such nominee shall become the successor Administrative Agent. If no Qualified Successor shall have been so nominated by the Borrower (or, if any prior nominee is not so consented to by the Required Banks, nominated by the Borrower after its giving of notice of substitution) and consented to by the Required Banks and shall have accepted appointment as successor Administrative Agent within 30 days after the Borrower’s giving of notice of substitution, then the Borrower may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Qualified Successor (each Bank, by its becoming a Bank, hereby authorizing the Borrower to take such action on its behalf); provided, however, that if the Borrower, in accordance with the foregoing provisions, appoints a successor Administrative Agent without the consent of the Required Banks, then the Required Banks may, by giving notice within 45 days thereafter, replace such successor Administrative Agent with a new Administrative Agent that shall be a Qualified Successor upon 30 days’ notice to the Borrower and to the successor Administrative Agent appointed by the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the substituted Administrative Agent, and the substituted Administrative Agent shall be discharged from its duties and obligations hereunder. After any substituted Administrative Agent’s substitution hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

12.9 Amendments Concerning Agency Function. Neither the Administrative Agent nor any other Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any Note which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

12.10 Liability of Agent. Neither the Administrative Agent nor any other Agent shall have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any Note.

12.11 Transfer of Administrative Agency Function. Without the consent of the Borrower or any Bank, the Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its affiliates or offices located in the United States, provided that the Administrative Agent shall promptly notify the Borrower and the Banks thereof.

12.12 Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless either (1) clause 12.12(a)(i) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with clause 12.12(a)(iv), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

12.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent notifies a Bank that it has made a payment hereunder in error to any Bank, whether or not in respect of a Loan and any other obligations of the Borrower or Credit Party hereunder due and owing by the Borrower or any other Credit Party at such time, where such payment is (1) in excess of the amount so paid by the Borrower or such other Credit Party in respect of such obligation to such Bank (whether or not then owed); or (2) for any reason otherwise erroneously made by the Administrative Agent (such payment referred to as an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), then in any such event, each Bank receiving an Erroneous Payment severally agrees to repay to the Administrative Agent promptly on demand, but in no event later than two Business Days thereafter, the amount of such Erroneous Payment (or portion thereof) received by such Bank as to which such a demand was made in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Erroneous Payment was received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, each Bank irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Erroneous Payment received. The Administrative Agent shall inform each Bank promptly upon determining that any payment made to such Bank comprised, in whole or in part, an Erroneous Payment.

Section 13. Miscellaneous.

13.1 Waiver. No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.2 Notices. All notices and other communications provided for herein shall be by telephone, telecopier, electronic mail or in writing and telephoned, telecopied, mailed (electronic or otherwise) or delivered to the intended recipient at the telephone or telecopier number or “Address for Notices” specified in its Administrative Questionnaire or on the signature pages to this Agreement; or, as to any party, at such other telephone, electronic mail or telecopier number or address as shall be designated by such party in a notice to each other party. Except as otherwise provided in Sections 2.3, 5.5 and 5.6, all notices and other communications hereunder shall be deemed to have been duly given when transmitted by electronic mail or telecopier, or personally delivered or, in the case of a mailed notice, five Business Days after the date deposited in the mails, airmail postage prepaid, in each case given or addressed as aforesaid; provided that any notices transmitted by electronic mail or telecopier shall be deemed received on the day of transmittal only if received during a Person’s normal business hours, and if not so received, such notice shall be deemed received upon the opening of the recipient’s next Business Day. Telephoned notices shall be promptly confirmed by the sender by electronic mail or telecopy.

13.3 Expenses; Documentary Taxes; Indemnification. Whether or not the Effective Date shall have occurred, the Borrower agrees to pay (i) all out-of-pocket costs and expenses of the Administrative Agent, including reasonable fees and disbursements of one firm acting as special counsel for the Administrative Agent, in connection with (A) the due diligence, preparation, execution and delivery of any Credit Document, any waiver or consent thereunder or any amendment hereof or any Default or alleged Default hereunder and (B) the administration and syndication (including, without limitation, printing and distribution) of the credit facility provided hereby and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of one primary external counsel, one local external counsel in each relevant jurisdiction, one specialty external counsel for each relevant specialty and one additional external counsel to each group of affected Persons similarly situated in the case of any actual or perceived conflict of interest (including without limitation the reasonably allocated costs of internal counsel if the Borrower shall not also be responsible for the costs of other counsel for such Person) in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Administrative Agent, each other Agent and each Bank against any transfer, documentary stamp, registration, recording, excise, intangible or similar taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of any Credit Document.

(a) Whether or not the Effective Date shall have occurred and whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify the Administrative Agent, each other Agent, each Bank and their Affiliates and their respective directors, officers, employees, advisors and agents (each an “Indemnified Party”) from and against all losses, settlement costs, liabilities, penalties, claims, damages or expenses that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Credit Documents, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party promptly upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity and reimbursement obligations will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable order of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Party as determined in the final judgment of a court of competent jurisdiction.

13.4 Amendments and Waivers. Subject to Section 6.8, any provision of any Credit Document to which the Banks are a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that (i) unless signed by each Bank affected thereby, no such amendment or waiver shall (w) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks and except pursuant to Section 13.5(c)) or subject any Bank to any additional obligation, (x) forgive or reduce the principal of or rate of interest on any Loan or any fees hereunder, (y) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any termination of any Commitment, or (z) extend the Commitment Termination Date or the Term Maturity Date and (ii) unless signed by each Bank, no such amendment or waiver shall (t) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (u) amend the definition of “Required Banks,” (v) amend, modify or waive any provision of this Section 13.4, (w) amend or waive any provisions in Sections 2.9(a)(ii), 5.2 or 5.7 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder, (x) consent to any release or termination of the HMC Support Agreement, (y) waive any condition set forth in Section 7.1 (other than Section 7.1(d)), or, in the case of any borrowings on the Effective Date, Section 7.2, or (z) subordinate, or have the effect of subordinating, the obligations of the Borrower hereunder to any other Debt or other obligation, in each case, without the written consent of each Bank.

(a) No Defaulting Banks shall have the right to approve or disapprove any amendment, waiver or consent, except that in the case of an amendment, waiver or consent that has the effect of (i) increasing the Commitment of such Defaulting Bank, (ii) reducing the principal amount of any Loans, interest or fees payable to such Defaulting Bank, (iii) postponing the scheduled date of payment of any principal, interest or fees or reducing the amount of, waiving or excusing any such payment, or postponing the scheduled date of the expiration of the Commitment of such Defaulting Bank, (iv) changing the application of payments, the pro rata sharing provisions and the provisions with respect of the termination or reduction of Commitments, or (v) amending this paragraph, such Defaulting Bank shall have the right to approve or disapprove such amendment, waiver or consent to the same extent as if such Defaulting Bank were not a Defaulting Bank.

(b) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement this Agreement and any other Credit Document without the consent of any Bank or the Required Banks in order to correct any ambiguity, inconsistency, defect or any typographical error or other manifest error in any Credit Document. Upon completion of any modification or supplement to this Agreement or other Credit Document, the Administrative Agent shall promptly notify each Bank of such modification or supplement, accompanied by a copy thereof.

(c) Notwithstanding anything in this Agreement to the contrary, each Bank hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Bank (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Credit Documents if, upon giving effect to such amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Bank shall have terminated, such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Credit Documents.

13.5 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank. No Bank may participate, assign or sell any of its Credit Exposure (as defined in clause (b) below) except as required by operation of law, in connection with the mergers or consolidation of any Bank or as provided in this Section 13.5.

(b) Participations. Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank and any other interest of such Bank under the Credit Documents (in respect of any such Bank, its “Credit Exposure”). Notwithstanding any such sale by a Bank of participating interests to a Participant, such Bank’s rights and obligations under the Credit Documents shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement (except as expressly provided below), and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Credit Documents. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 6; provided that the transferor Bank and the Participant, together, shall not be entitled to receive any greater amount pursuant to such Section than the transferor Bank would have been entitled to receive in respect of the amount of the participating interest transferred by such transferor Bank to such Participant had no such transfer occurred. No such sale of a participating interest shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Bank, or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Person. Each Bank agrees that any agreement between such Bank and any such Participant in respect of such participating interest shall not restrict such Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement or any Credit Document, except where the result of any of the foregoing would be to extend the maturity of any Loan or Commitment or reduce the rate or extend the time of payment of interest and fees thereon or reduce the principal amount thereof. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Credit Exposure or other obligations under the Credit Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any the Credit Exposure or other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Credit Exposure or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Assignments to Purchasing Banks. Any Bank may in the ordinary course of its business and in compliance with applicable law, and having given at least ten (10) Business Days’ notice to, and received the consent of, the Administrative Agent and (to the extent required under clause (ii) below) the Borrower, assign to one or more banks, other institutions or special purpose funding vehicles (“Purchasing Banks”) all or any part of its Credit Exposure pursuant to a supplement to this Agreement, substantially in the form of Exhibit I hereto (a “Transfer Supplement”), executed by such Purchasing Bank and such transferor Bank; provided, that any assignment to any Person other than a Bank or an Affiliate of the assignor of less than all of its Credit Exposure shall be in an amount at least equal to $10,000,000 or a larger whole multiple of $1,000,000. Upon (i) such execution of such Transfer Supplement, (ii) consent by the Administrative Agent thereto (which may not be unreasonably withheld) and, if no Event of Default shall then be continuing, consent by the Borrower thereto (which may not be unreasonably withheld), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the consent of the Borrower or Administrative Agent shall not be required for assignments to another Bank or an Affiliate of such assigning Bank, (iii) delivery of an executed copy thereof to the Borrower and the Administrative Agent, (iv) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, and (v) payment to the Administrative Agent of the assignment fee set forth in clause 4 of such Transfer Supplement, such transferor Bank shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Agents shall be required. Such Transfer Supplement shall be deemed to amend this Agreement and Schedule 1 to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of the Commitments, if any, arising from the purchase by such Purchasing Bank of all or a portion of the Credit Exposure of such transferor Bank. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Bank, or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B). Promptly after the consummation of any transfer to a Purchasing Bank pursuant hereto, the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that a replacement Note (if requested) is issued to such transferor Bank and a new Note (if requested) is issued to such Purchasing Bank, in each case in principal amounts reflecting such transfer and, if applicable, in exchange for the Notes issued to such transferor Bank prior to such assignment. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Transfer Supplement delivered to it and a register for the recordation of the names and addresses of the Banks (including the Purchasing Banks), and the Credit Exposures of, and principal amounts (and stated interest, Interest Periods, applicable terms (if any), and types) of the Credit Exposures owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Disclosure of Information. The Borrower authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a “Transferee”), any prospective Transferee, any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, or any credit insurance provider relating to the Borrower and its obligations, any and all financial and other information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to any Credit Document or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation of the Borrower prior to entering into this Agreement; provided, that any other information relating to the Borrower, HMC or any Subsidiary which was delivered by any such Person to any Bank on a confidential basis and which is identified as confidential may not be disclosed to any Transferee which is not an Affiliate of the transferor Bank without the prior consent of the Borrower (which may not be unreasonably withheld), unless such Transferee agrees in writing to maintain such information as confidential. Each Bank agrees to, and agrees to cause its Affiliates and their respective employees, officers, directors, counsel (including outside counsel), accountants (including independent auditors) and any other advisors referred to in clause (i)(x) below to agree to (i) maintain the confidentiality of all such information delivered to it by the Borrower, HMC or any Subsidiary in accordance with its customary practices regarding such information on substantially the terms of the confidentiality obligations binding on such Bank under this paragraph (d), provided, that any Bank may disclose any information in its possession (x) to any of its Affiliates or its and their respective employees, officers, directors, counsel (including outside counsel), accountants (including independent auditors), agents and any other advisors on a need-to-know basis, (y) pursuant to any legal process or any request by any Governmental Authority or regulatory agency having jurisdiction over such Bank or its Affiliates (as applicable, a “Disclosing Party”); provided that, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority, such Disclosing Party shall, if permitted by applicable law and to the extent reasonably practicable, provide the Borrower with prompt written notice of such request or requirement, and in any event, if permitted by applicable law and to the extent reasonably practicable, sufficiently in advance of any requested disclosure to permit the Borrower to seek a protective order, confidential treatment, or other appropriate remedy, or to waive compliance with this Section, and to the extent reasonably practicable and legally permissible, shall reasonably cooperate, at the Borrower’s expense, with the Borrower in seeking any such protective order or other remedy, or (z) as may be required to defend against or prosecute any claim in connection with this Agreement or any transaction hereunder, and (ii) not deliver any such information to a Transferee, unless such Transferee agrees, in writing to maintain such confidentiality. In addition, the Banks may disclose the existence of this Agreement and non-confidential information about this Agreement and the Credit Documents to market data collectors, similar service providers to the lending industry and service providers to the Banks in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. Notwithstanding anything to the contrary in any Credit Document, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by the Credit Documents (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law. For the avoidance of doubt, the foregoing shall not prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 13.5(d) shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

(e) Assignments to Federal Reserve Banks or Central Banks. Notwithstanding any other language in this Agreement, any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or other central bank or Governmental Authority having authority over such Bank as collateral in accordance with Regulation A and the applicable operating circular of such Federal Reserve Bank or other central bank or Governmental Authority having authority over such Bank.

(f) Assignments to SPCs. Notwithstanding any other language in this Agreement, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to Section 2.1 or 2.3, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or fund any other obligation required to be funded by it hereunder, the Granting Bank shall be obligated to make such Loan or fund such obligation pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall satisfy the obligation of the Granting Bank to make Loans to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Bank would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof in connection with any obligations of any such SPC under the Credit Documents. Each Bank designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. Such indemnity shall survive the repayment of all obligations under the Credit Documents and the termination of the Commitments. In addition, notwithstanding anything to the contrary contained in this Section 13.5(f) any SPC may with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign as collateral security all or a portion of its right to payment of any Loan to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans. Notwithstanding any other provision of this Agreement, the Borrower agrees that it will not use the proceeds of any Loan made by a Bank which is funded through an SPC to be used to purchase or carry Margin Stock if such Bank (i) notifies the Borrower that its Loan will be funded through an SPC and (ii) requests the Borrower prior to the Effective Date not to use the proceeds of its Loan for such purpose. Notwithstanding any provision hereof to the contrary other than Section 6.7, (i) no additional costs shall be incurred by or assessed to the Borrower as a result of any Loan made by an SPC hereunder, (ii) the Borrower shall not be responsible for any increased costs of any SPC or provider of credit or liquidity support in connection therewith or for any dealer or other fees and (iii) no SPC, liquidity or credit provider or other Person shall be entitled to exercise or control any consent or voting rights of the related Granting Bank hereunder.

13.6 Survival. The obligations of the Borrower with respect to Sections 6.1, 6.5, 6.7 and 13.3 hereof shall survive the repayment of the Loans and the termination of the Commitments, the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement or (with the exception of any Note for which a Bank has requested delivery of a manually executed original) of any other Credit Document, certificate, notice or other communication by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent and digital copies of a signatory’s manual signature, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.8 Severability; Headings Descriptive. In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.9 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or Affiliate of such Bank.

13.10 Limitation of Liability. No claim may be made by the Borrower or any other Person against any Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Credit Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.11 Treatment of Certain Information. The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more of their respective subsidiaries or Affiliates and (b) acknowledges that information delivered to each Bank by the Borrower may be provided to each such subsidiary and Affiliate.

13.12 Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank or SPC limiting rates of interest which may be charged or collected by such Bank.

13.13 Submission to Jurisdiction; Service of Process; Venue. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise and whether at law or in equity). Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any Note brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties hereto irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices referred to in Section 13.2, such service to become effective 10 days after such mailing. Each of the parties hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any Note that service of process was in any way invalid or ineffective. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect (i) the right of the Borrower, the Administrative Agent, the other Agents, or any Bank to serve process in any other manner permitted by law or (ii) any right that any party may otherwise have to bring any action or proceeding to enforce any award or judgment right under the Credit Documents or to bring any action or proceeding to enforce its rights under the Credit Document with respect to any collateral or other property of any other party in any other forum in which jurisdiction can be established.

13.14 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND ANY CLAIM, CONTROVERSY, DISPUTE, PROCEEDING OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.15 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

13.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Credit Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 13.3, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

13.17 The Patriot Act. Each Bank subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001, as amended)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Bank to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

13.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported

QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN HONDA FINANCE CORPORATION

By:	/s/ Paul C. Honda
Name: Paul C. Honda
Title: Vice President and Assistant Secretary

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

MUFG BANK, LTD.,
as Administrative Agent and as Auction Agent

By:	/s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

MUFG BANK, LTD.,
as a Bank

By:	/s/ Hideaki Takahashi
Name: Hideaki Takahashi
Title: Managing Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A.,
as a Bank

By:	/s/ Muhazdeen Ibrahim
Name: Muhazdeen Ibrahim
Title: Vice President

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Albert Wheeler
Name: Albert Wheeler
Title: Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

BARCLAYS BANK PLC, as a Bank

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

BNP PARIBAS, as a Bank

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

By:	/s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

CITIBANK, N.A., as a Bank

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

MIZUHO BANK, LTD., as a Bank

By:	/s/ Yuka Koide Giles
Name: Yuka Koide Giles
Title: Executive Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ Douglas Darman
Name: Douglas Darman
Title: Director

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION,
as a Bank

By:	/s/ Gakuji Yamashita
Name: Gakuji Yamashita
Title: Executive Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Bryan Girouard
Name: Bryan Girouard
Title: Vice President

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

SOCIETE GENERALE, as a Bank

By:	/s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Jerrod Clements
Name:	Jerrod Clements
Title:	Vice President

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Bank

By:	/s/ Robert Grillo
Name:	Robert Grillo
Title:	Executive Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

ING BANK N.V., DUBLIN BRANCH, as a Bank

By:	/s/ Roy Fitzgerald
Name:	Roy Fitzgerald
Title:	Director

By:	/s/ Louise Gough
Name:	Louise Gough
Title:	Executive Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

THE BANK OF NEW YORK MELLON, as a Bank

By:	/s/ Tak Cheng
Name:	Tak Cheng
Title:	Senior Vice Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

TRUIST BANK, as a Bank

By:	/s/ Blake Thompson
Name:	Blake Thompson
Title:	Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Bank

By:	/s/ Edward Turowski
Name:	Edward Turowski
Title:	Managing Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Bank

By:	/s/ Brian Crowley
Name:	Brian Crowley
Title:	Managing Director

By:	/s/ Luis Ruigomez
Name:	Luis Ruigomez
Title:	Managing Director

American Honda Finance Corporation

364-Day Credit Agreement

Signature Page